TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT
BETWEEN
OTE BM LTD.
AND
DCO BAHAMAS, LTD.
BAHA MAR SEAWATER DISTRICT COOLING PROJECT

THIS TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT (the “Contract”) is made and entered into this 10th day of January, 2012, by and between:

1.	OTE BM LTD., a Bahamian International Business Corporation (“OTE”), with its registered offices at West Bay Street, Lyford Cay, Nassau, The Bahamas (“Owner”); and

2.
DCO Bahamas, LTD., a Bahamian International Business Corporation, with U.S. offices at 5429 Harding Highway, Building 500, Mays Landing, New Jersey 08330 (“Contractor”), for certain of the engineering, procurement, construction, start-up and testing of a seawater district cooling project to serve the Baha Mar Resort in Nassau, The Bahamas (the “Facility”).

W I T N E S S E T H

WHEREAS, Owner has entered into an Energy Services Agreement with Baha Mar, Ltd. on December 19, 2011 for the design, engineering, construction, operation and maintenance of the Facility (the “ESA”); and

WHEREAS, Contractor has available to it experience and expertise in and specific know-how relating to the design, engineering, and construction of the Facility; and

WHEREAS, Owner desires to retain Contractor, and Contractor desires to be retained by Owner, to engineer, design, procure equipment and materials, and construct the Facility pursuant to the Contract.

NOW, THEREFORE, in consideration of the sums to be paid to Contractor by Owner and of the covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I—DEFINITIONS

1.01         Definitions. As used herein, the following terms shall have the indicated definitions:

“Affiliate” means any person, corporation or other entity directly or indirectly controlling or controlled by another person, corporation, or other entity or under direct or indirect common control with such person, corporation, or other entity.

“Applicable Laws” means all laws, treaties, ordinances, judgments, decrees, injunctions, writs, orders and stipulations of any court, arbitrator or governmental agency or authority and statutes, rules, regulations, orders and interpretations thereof of any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the subject matter hereof, including the Job Site, performance of the Work or other services to be performed hereunder.

“Applicable Permits” means any valid waiver, exemption, variance, franchise, permit, authorization, license or similar order of or from any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the subject matter hereof, including the Job Site, performance of the Work or other services to be performed hereunder and the construction and operation of the Facility.

“Baha Mar Conveyance System” means all equipment, appliances, electrical and piping systems, any other utility hardware, and any metering or measurement devices relating thereto, owned, controlled or to be developed by Baha Mar, which system interconnects with the OTE Conveyance System at the Interconnection Points.

“BTU” means British Thermal Unit.

“Business Day” means any day except Saturday, Sunday and any holidays observed by the Federal Reserve Bank in the United States and any day on which banks are not open for business in Nassau, The Bahamas.

“Change in Law” means: (i) the enactment, adoption, promulgation, modification or repeal after the date of this Contract of any Applicable Law; or (ii) the imposition of any material conditions on the issuance or renewal of any Applicable Permit after the date of the Contract (notwithstanding the general requirements contained in any Applicable Permit at the time of application or issue to comply with future laws, ordinances, codes, rules, regulations or similar legislation), which in the case of either (i) or (ii), establishes requirements affecting the design, construction, start-up, conduct of Performance Tests, Contract Fixed Price, Milestone Schedule or the Progress Payment Schedule in respect of the Facility which make them materially more burdensome than the requirements specified in this Contract; provided, that a change in federal, state, county, or any other income tax law after the date of the Contract shall not be a Change in Law pursuant to this Contract.

“Change in the Work” means a change in Work as defined in Section 16.01.

“Chilled Water” means the fresh water that is cooled and treated using Deep Ocean Water and delivered to Baha Mar for use in the Resort’s air conditioning and other systems.

“Commercial Operation” has the same meaning as the term “Commercial Operation” as defined in the ESA.

“Commercial Operation Date” has the same meaning as the term “Commercial Operation Date” as defined in the ESA.

“Construction Manager” means the Person designated by the Contractor to be its construction manager to carry out its responsibilities under this Contract.

“Construction Milestone” means an event and associated completion date as described in Exhibit F.

“Construction Security” means the performance bond provided by Contractor pursuant to Article V.

“Construction Testing” means any and all testing undertaken during the construction phase of the Work as specified in Exhibit M.

“Contract” means this Turnkey Engineering, Procurement and Construction Contract including all Exhibits hereto as the same may be amended, modified, or supplemented from time to time.

“Contract Fixed Price” shall mean the amount indicated in Section 6.01(a).

“Contractor” means DCO Bahamas, LTD., a Bahamian International Business Corporation and any permitted successors and assigns.

“Contractor’s Invoice” means an invoice from Contractor to Owner in accordance with Section 7.01(a) in the form of Exhibit K.

“Contractor’s Notice of Mechanical Completion” means a Notice of Mechanical Completion from Contractor to Owner in accordance with Section 12.01.

“Contractor’s Notice of Substantial Completion” means a Notice of Substantial Completion from Contractor to Owner in accordance with Section 13.01.

“Contract Standards” means the standards, terms, conditions, methods, techniques and practices imposed or required by: (1) Applicable Law; (2) Good Engineering and Construction Practice; (3) Good Industry Practice; (4) a Facility Operation and Maintenance Manual; (5) applicable equipment manufacturers’ design requirements and recommendations; (6) applicable insurance requirements; and (7) any other standard, term, condition or requirement specifically provided in this Contract to be observed by the Contractor. Subsection 1.02(i) shall govern issues of interpretation related to the applicability and stringency of the Contract Standards.

“Conveyance Systems” means the Baha Mar Conveyance System and the OTE Conveyance System.

“Critical Path Item(s)” means the items identified as Critical Path Items on the Critical Path Schedule prepared by Contractor pursuant to Section 3.01(nn).

“Critical Path Schedule” means the Critical Path Schedule prepared by Contractor pursuant to Section 3.01(nn) describing the time of completion of Critical Path Items for completion of the Work by Contractor.

“Day” or “day” shall mean a calendar day, unless otherwise specified.

“Deep Ocean Water” means the seawater pumped up through the cold water pipes from the ocean and used to chill the Chilled Water.

“ESA” has the meaning set forth in the Preamble.

“Facility” means the Seawater District Cooling Facility to be designed, built, started up, tested, operated, and maintained at the Baha Mar Resort in Nassau, The Bahamas, all in accordance with this Contract and the Statement of Work attached hereto as Exhibit A.

“Facility Warranties” means the warranties of Contractor under Section 18.01.

“Final Acceptance” means satisfaction of all of the conditions set forth in Section 14.03.

“Final Completion” means satisfaction of all of the conditions set forth in Section 14.01.

“Final Completion Date” means the date on which the Owner’s Notice of Final Completion is issued pursuant to Section 14.02(b).

“Financing Party” or “Owner’s Financing Party” means party designated by the Owner to provide Owner’s financing to meet its obligations under this Contract.

“Force Majeure” has the meaning set forth in Section 23.01.

“Full Notice to Proceed” means a written Notice signed by a duly authorized officer of Owner to Contractor authorizing Contractor to commence and complete all Work under this Contract, and which may be issued only upon and pursuant to fulfillment of the conditions precedent for the Full Notice to Proceed Date set forth in Section 8.03.

“Full Notice to Proceed Date” means the Business Day after Owner provides Contractor with a Full Notice to Proceed and fulfills all of the other conditions precedent as described in Section 8.03.

“Full Notice to Proceed Delay Period” means in respect of any Owner Caused Delay, a day for day extension for each such day of such Owner Caused Delay.

“Good Engineering and Construction Practice” means the implementation of the applicable codes and standards listed in Exhibit A, Section 2.1, in the engineering and design aspects of the Work.

“Good Industry Practice” means the Implementation of the applicable codes and standards listed in Exhibit A, Section 2.1, in the engineering, design, and construction aspects of the Work.

“Hazardous Material” means: (i) those materials included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes” in the Federal Water Pollution Control Act, as amended, the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, the Toxic Substance Control Act or the Resource Conservation and Recovery Act of 1976, as amended, or in the regulations promulgated pursuant to said laws; (ii) those substances identified in any applicable environmental clean-up statutes; (iii) those substances listed in the United States Department of Transportation’s Hazardous Materials Table (49 CFR Part 172.101 and amendments thereto) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302 or 40 CFR Part 116 and amendments thereto); and (iv) those substances defined as hazardous or toxic substances pursuant to such other present or future applicable local, state or federal law in the United States or The Bahamas, or which are classified as hazardous or toxic under other present or future federal, state or local laws or regulations in the United States or The Bahamas.

“Independent Engineer” means [TBD] who shall serve as the initial Independent Engineer hereunder, and such successor or substitute independent engineering firm or Person selected by Owner and Contractor. The Independent Engineer shall enter into an Independent Engineer Agreement.

“Independent Engineer Agreement” means an agreement, in substantially the form attached hereto as Exhibit Q, among Owner, Contractor, and the Independent Engineer.

“Intellectual Property” means all designs, methods, concepts, layouts, software, inventions (whether or not patented or patentable), processes, technical data and documentation, technical information and drawings, and similar matter in which exist common law and statutory proprietary rights, including patent, patent application, patent registration, copyright, trademark, service mark, trade secret, data rights and similar rights from time to time under the intellectual property laws of the Bahamas, the United States, any other jurisdiction, or international treaty regime.

“Interconnection Points” means, collectively, those certain points where the Baha Mar Conveyance System and the OTE Conveyance System interconnect as identified in Exhibit A.

“Job Site” means those areas of the Plant Site designated in writing by Owner for performance of the Work and such additional areas as may, from time to time, be designated in writing by Owner for Contractor’s use hereunder.

“Limited Notice to Proceed Agreement” means the agreement to perform certain portions of Work as stated in the Memorandum of Understanding. [TBD]

“Limited Notice to Proceed Date” means January [TBD], 2012 the effective date of the Memorandum of Understanding.

“Maximum Contractor Corrective Action Amount” means seven and one-half percent (7-1/2%) of the Contract Price (as the Contract Price may be adjusted from time to time in accordance with the terms hereof), subject to the fifteen percent (15%) aggregate cap for the Corrective Action Measures and Delay Liquidated Damages set forth in Section 36.03.

“Maximum Contractor Delay Liquidated Damages” means seven and one-half percent (7-1/2%) of the Contract Price (as the Contract Price may be adjusted from time to time in accordance with the terms hereof), subject to the fifteen percent (15%) aggregate cap for the Corrective Action Measures and Delay Liquidated Damages set forth in Section 36.03.

“Materials Warranty” means the warranty of Contractor under Section 18.02.

“Mechanical Completion” means satisfaction, in accordance with Section 12.03, of all of the conditions set forth in Section 12.03.

“Milestone Schedule” means the Milestone Schedule attached hereto as Exhibit F describing the estimated time of completion of project milestones by Contractor and Owner.

“Notice” means a written communication between the parties required or permitted by this Contract and conforming to the requirements of Article XXXIV.

“Notice of Final Acceptance” means a written Notice from Owner to the Contractor in accordance with Section 14.03(f) that the Facility has satisfied the requirements for Final Acceptance.

“Notice of Termination” means a written Notice from Owner to Contractor advising Contractor of the termination of this Contract pursuant to Sections 20.02(a) or 21.01.

“Operating Consumables” means chemicals, gaskets, lubricants, filters, lamps, light bulbs and other consumable equipment and materials.

“Operating Personnel” means the operating personnel hired by Owner, or contracted for by Owner, to operate and maintain the Facility following Substantial Completion.

“Operator” means the Person responsible for operation and maintenance of the Facility pursuant to the ESA.

“Owner” has the meaning set forth in the Preamble.

“Owner Assigned Contract” means each contract and purchase order which may be entered into between Owner and any contractor thereunder, and which shall be assigned to Contractor upon issuance of a Full Notice to Proceed in accordance with Section 8.02.

“Owner-Caused Delay” means a delay in Contractor’s performance of any milestones or activities which is caused by failure by Owner or any Owner-Controlled Subcontractor to timely perform any of Owner’s undertakings or obligations hereunder, in each case at the applicable times set forth in the Milestone Schedule, or to promptly remediate and dispose of any Owner Hazardous Materials that are found or are uncovered on or about the Site; [or Owner’s failure to on or before the date when Owner enters into a final construction financing arrangement with its Financing Party, fulfill all of the conditions precedent under Section 8.02 for Full Notice to Proceed Date subject to Section 8.03 for purposes of a Change In Work resulting from any Owner Caused Delay described in this clause (b) the Substantial Completion Guaranteed Date and all other Contractor milestones in the Milestone Schedule shall be extended by the Full Notice to Proceed Delay Period], and any equitable adjustment to the Contract Price required to compensate Contractor for additional costs incurred as a result of such delay shall be negotiated by the Parties and executed as a Change in Work.

“OTE Conveyance System” means all equipment, appliances, electrical and piping systems, any other utility hardware, any metering or measurement devices relating thereto, all Intellectual Property and Technology rights necessary to construct and operate, contractual rights, Governmental Authorizations and any other thing or right owned, controlled or to be developed by OTE in relation to the system to be constructed by OTE in accordance with the terms of this Contract and which interconnects with the Baha Mar Conveyance System at the Interconnection Points, and which system conveys and delivers the Chilled Water to the Baha Mar Conveyance System and accepts back such Chilled Water from the Baha Mar Conveyance System as more particularly described in Exhibit B of the ESA.

“Owner’s Design” means those drawings, specifications and other information and materials that serve as the basis of the Statement of Work in Exhibit A.

“Owner’s Notice of Mechanical Completion” means a Notice of Mechanical Completion from Owner to Contractor in accordance with Section 12.05.

“Owner’s Notice of Substantial Completion” means a Notice of Substantial Completion from Owner to Contractor in accordance with Section 13.04.

“Owner’s Notice of Final Completion” means a Notice of Final Completion from Owner to Contractor in accordance with Section 14.02(b).

“Owner’s Representative” means the person (or persons) designated by Owner in accordance with Section 2.01(c).

“Performance Guarantee Corrective Action” means corrective action(s) to be pursued by Contractor in the event the Performance Guarantees are not met which may include the installation of a back-up chiller or other measures in an effort to meet the Performance Tests as defined in Exhibit M, the collective cost of which shall not exceed the Maximum Contractor Corrective Action Amount.

“Performance Testing Period” shall have the meaning set forth in Section 17.

“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Plan” means a plan for completion of the Work developed pursuant to Section 14.02.

“Preoperational Testing” means the phase of the Work that includes activities such as construction testing, initial operation of mechanical and electrical devices, calibration, and setting of control devices, and operation of systems, as specified in Exhibit M.

“Prime Rate” means the interest rate announced from time to time by Citibank, N.A. or any successor thereto as its “prime rate.”

“Project Manager” means the person designated by Contractor pursuant to Section 3.01(ii).

“Punchlist (Mechanical Completion)” means a list prepared by the Contractor and delivered to Owner pursuant to Section 12.03 describing items of Work that remain to be completed after achievement of all other conditions to Mechanical Completion.

“Punchlist (Substantial Completion)” means a list prepared by the Contractor and delivered to Owner pursuant to Section 13.06 describing items of Work that remain to be completed after achievement of all other conditions to Substantial Completion.

“Resort” means Baha Mar’s vacation resort project, including, but not limited to, a hotel, conference facilities, golf course, private beach, and all related facilities and buildings, and the Baha Mar Conveyance System which shall interconnect with the OTE Conveyance System for all of its air conditioning requirements.

“Salary” means the actual compensation received by employees including allowances for holidays and vacations.

“Schedule” means any Schedule to this Contract or to any Exhibit.

“Scheduled Final Completion Date” means the date that is sixty (60) days after the Substantial Completion Guaranteed Date.

“Schedule of Values” means the Schedule of Values attached hereto as Exhibit D setting forth payments to Contractor for completion of various Work categories.

“Scheduled Substantial Completion Date” means January 1, 2014, as extended pursuant to Article XVI and Sections 8.04, 22.02 and 23.07 or in accordance with schedule requirements of the ESA.

“Statement of Work” means the responsibilities of Contractor set forth in Exhibit A.

“Substantial Completion” means satisfaction, in accordance with the provisions of Section 13.04, of all of the conditions set forth in Section 13.03.

“Substantial Completion Guaranteed Date” means January 1, 2014 as the same may be extended pursuant to Articles XVI, and Sections 8.04, 22.02 and 23.07, provided a Full Notice to Proceed is issued by Owner no later than April 1, 2012.

“Subcontractor” means any Person performing Work on behalf of the Contractor or any of such Person’s subcontractors performing Work in furtherance of Contractor’s obligations under this Contract.

“Surety” means the issuer of the performance bond required pursuant to Article V of this Contract.

“Ton” is a measure of the magnitude of chilling the OTE Conveyance System is capable of delivering.

“Ton-Hour” describes the amount of chilling provided by the OTE Conveyance System on the secondary side of the OTE heat exchanger, calculated as one (1) ton-hr is equivalent to the flow through the heat exchanger times the difference in entering and leaving chilled water temperature times 500 divided by 12,000.

“Vendor(s)” means Person(s) that supply machinery, equipment, materials, or services to Owner, the Contractor, or any Subcontractor in connection with the performance of the Work and the construction of the Facility.

“Warranty Periods” means the periods of duration of Contractor’s Facility Warranties as set forth in Sections 18.01(a) and (b) and as deemed extended with respect to any given item of equipment, material or device by any re-warranty period specified by Section 18.03.

“Work” means all phases of this Contract, including engineering and design, procurement, causing to manufacture, construction and erection, installation, training, start-up (including calibration, inspection, and start-up operation), testing and start-up and testing operation with respect to the Facility to be performed by Contractor pursuant to this Contract. Work includes all or partial portions of the Facility, including labor, materials, equipment, services, and any other items to be used by Contractor or its Subcontractors or Vendors in the prosecution of this Contract, wherever the same are being engineered, designed, procured, caused to be manufactured, delivered, constructed, installed, trained, erected, tested, started-up or operated during start-up and testing and whether the same are on or off the Job Site.

“Work Around Plan” shall have the meaning set for in Section 8.10.

1.02         Interpretation. In this Contract, notwithstanding any other provision hereof:

(a)           References Hereto. The terms “hereby,” “hereof,” “herein,” “hereunder” and any similar terms refer to this Contract; and the term “hereafter” means after, and the term “heretofore” means before, the Contract Date.

(b)           Gender and Plurality. Words of the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular number mean and include the plural number and vice versa.

(c)           Technical Descriptions. The technical descriptions contained in Exhibit A hereto are intended to include the basic design principles, concepts, and requirements for the Facility but do not include the final, detailed design, plans, or specifications or indicate or describe each and every item required for full performance of the physical Facility and for successfully testing such Work. The Contractor agrees to prepare and modify, as required, all necessary and required, complete and detailed designs, plans, drawings, and specifications.

(d)           Standards of Workmanship and Materials. Any reference in this Contract to materials, equipment, systems or supplies (whether such references are in lists, notes, specifications, schedules, or otherwise) shall be construed to require the Contractor to furnish the same in accordance with the grades and standards therefore indicated in this Contract. Where this Contract does not specify any explicit quality or standard for construction materials or workmanship, the Contractor shall use only workmanship and new materials of a quality consistent with those consistent with Good Engineering and Construction Practice and Good Industry Practice.

(e)           Technical Standards and Codes. References in this Contract to all professional and technical standards, codes and specifications are to the most recently published professional and technical standards, codes and specifications of the institute, organization, association, authority or society specified, all as in effect as of the Full Notice to Proceed Date.

(f)           Contract Performance. A party shall itself perform, or shall cause to be performed, subject to any limitations specifically imposed hereby with respect to Subcontractors, Vendors or otherwise, the obligations affirmatively undertaken by such party under this Contract.

(g)           Interpolation. If any calculation hereunder is to be made by reference to a chart or table of values, and the reference calculation falls between two stated values, the calculation shall be made on the basis of linear interpolation.

(h)           Good Industry Practice and Good Engineering and Construction Practice. Good Industry Practice and Good Engineering and Construction Practice relative to seawater district cooling facilities shall be utilized hereunder, among other things, to implement and in no event displace or lessen the stringency of, the Contract Standards. In the event that, over the course of the Term of this Contract, Good Industry Practice or Good Engineering and Construction Practice relative to seawater district cooling facilities evolves, the Contractor shall comply with such evolved Good Industry Practice and Good Engineering and Construction Practice at its cost and expense.

(i)            Applicability and Stringency of Contract Standards. The Contractor shall be obligated to comply only with those Contract Standards that are applicable in any particular case. Where more than one Contract Standard applies to any particular performance obligation of the Contractor hereunder, each such applicable Contract Standard shall be complied with. In the event there are different levels of stringency among such applicable Contract Standards, the most stringent of the applicable Contract Standards shall govern.

(j)            References to Days. All references to days herein are references to calendar days unless otherwise expressly stated.

(k)           References to Include. All references to “include” or “including” herein shall be deemed to be followed by the words “but not be limited to” or “without limitation” or words of similar import.

(l)            References to Applicable Laws. All references to Applicable Laws herein shall be construed as including all Applicable Law provisions consolidating, amending, or replacing the Applicable Laws referred to. To the extent any such Applicable Law is consolidated, amended or replaced during the term of this Contract, either party shall have the right to assert that a Change in Law has occurred in accordance with the definition thereof.

(m)          Defined Terms. The definitions set forth in Section 1.01 shall control in the event of any conflict with any definitions used in the recitals hereto.

(n)           Due Dates. When any obligation under this Contract is due on a certain date in accordance with the time periods set forth herein, and that day falls upon a Saturday, Sunday or legal holiday, the due date for such or obligation shall be deferred to the next business day.

ARTICLE II—RESPONSIBILITIES OF OWNER

2.01         Responsibilities of Owner. Owner shall, at no cost to Contractor:

(a)           Furnish Job Site. Furnish the Job Site, free and clear of any Hazardous Material and above or below ground structures and obstructions existing in, on, under or about the Job Site as of the date of this Contract and assure reasonable rights of ingress and egress to and from the Job Site for Contractor and its Subcontractors and Vendors sufficient for the performance of the Work. Contractor agrees that rights of ingress and egress to and from the Job Site are suitable at this time.

(b)           Obtain Easements. Obtain and pay for all necessary right-of-ways, temporary and permanent easements for all facilities, including power lines, water and sewer lines, whether on or off the Job Site.

(c)           Designate an Owner’s Representative. Designate from time to time (by a Notice delivered to Contractor) Owner’s Representative, who may or may not be an Owner employee, who shall act as a single point of contact on behalf of Owner for Contractor with respect to the prosecution of Work.

(d)           Provide Electric and Telephone Lines. Cause within the period of time specified in the Milestone Schedule the necessary electrical and telephone (which shall be capable of providing internet service), lines to be in place at the interconnection points on the Plant Site.

(e)           Operating Personnel. Provide Operating Personnel for training by Contractor as provided pursuant to Section 3.01(gg) three (3) months prior to pre-operational testing activities.

(f)            Applicable Permits. Obtain and pay for those Applicable Permits designated in Exhibit C, hereto as the responsibility of Owner.

(g)           Payment. Pay the Contractor for the Work in accordance with the provisions of this Contract.

(h)           Geotechnical Data. Provide Contractor with copies of all available and applicable onshore and offshore geotechnical data and surveys related to the Plant Site and any other areas where the Work will be performed.

(i)            Bathymetric Data. Provide Contractor with copies of all available and applicable bathymetric studies and data.

(j)            Central Utility Plant and HVAC. Provide Contractor free and clear access to the Central Utility Plant to allow Contractor to timely install and connect in accordance with the Milestone Schedule the piping and heat exchange equipment to the Baha Mar Conveyance System at the Interconnection Points.

(k)           Electrical Requirements for Pumping. Provide or caused to be provided by Baha Mar, Ltd., the amount of electricity required for operating the pumps associated with OTE Conveyance System and provide for the timely installation of the electrical conveyance infrastructure required to deliver the electricity to the pumping facilities in accordance with the Milestone Schedule.

(l)            Owner Specified Inlet Conditions. Provide to Contractor the location and depth to which Contractor shall install the OTE Conveyance System inlet pipe. Owner shall also provide the maximum inlet temperature at this location and depth. This maximum inlet temperature shall be the basis of the Contractor’s design.

(m)          Review Submissions. Review, comment on and accept or reject any submission by Contractor pursuant to Section 3.01(dd), based upon compliance with Contractor’s obligations under this Contract, including, but not limited to, applicable codes and standards, within ten (10) Business Days of such submission. In the event that Owner does not review, comment on and accept or reject any such submission within such ten (10) Business Day period, the Contractor shall serve an additional notice of such submission to Owner, specifically referencing this Section 2.01(m) and labeled “Final Notice of Submission”, followed up with a verbal confirmation to the Owner’s Representative advising of the Final Notice of Submission. If Owner has not responded to such Final Notice of Submission within five (5) Business Days of receipt thereof, then such submission shall be deemed automatically approved by Owner.

(n)           Spare Parts. Owner shall procure and maintain in accordance with a spare parts list acceptable to both Parties, an inventory of spare parts for the Facility at the Plant Site for use after Substantial Completion, pursuant to the ESA.

(o)           Operating Facility. Owner shall be responsible for operating the Facility in accordance with the specifications and Good Industry Practice.

(p)           Responsibility for Costs. Owner shall carry out its responsibilities set forth under this Section 2.01 at no cost to the Contractor and in accordance with the provisions of this Contract and the Milestone Schedule.

(q)           Duty and Import Taxes. Owner shall be responsible for all duty and import taxes.

(r)            Environmental Impact Assessment. Owner shall be responsible for completing the Environmental Impact Assessment (“EIA”) and obtaining all necessary reviews and approvals of the EIA.

(s)           Metocean Data. Provide Contractor with copies of all available and applicable metocean studies and data.

(t)            Office Space. Provide Contractor with onsite office space.

ARTICLE III—RESPONSIBILITIES OF CONTRACTOR

3.01         Contractor Responsibilities. Contractor shall at its own cost and expense:

(a)           Furnish and Pay for Work. Furnish, be responsible for, and pay the cost of all of the Work, including labor, materials, tools, equipment, Applicable Permits listed in Exhibit C hereto as Contractor supplied permits, insurance (except to the extent Owner is providing insurance pursuant to Section 24 hereof) and supervision necessary to satisfactorily complete the engineering, design, fabrication, delivery, receipt, off-loading, storing, construction, inspection, start-up, and testing of the Facility in accordance with the provisions of this Contract.

(b)           Site Facilities. Prepare and construct the lay down area and temporary offices.

(c)           Utility Interconnection. Assist Owner in coordination with Baha Mar Ltd. for Baha Mar Ltd.’s obligations pursuant to the ESA.

(d)           Parking Area. Provide adequate area(s) for use as construction parking.

(e)           Coordinate Construction. Coordinate with Owner to minimize both the interruption of their production and delays to the construction of the Facility. Also provide traffic control, as required, for the common access to the Job Site.

(f)            Start-up Consumables. Provide initial fills of lubricating oil, resins, startup spare parts and other consumables for use during Construction Testing, Preoperational Testing, and Performance Testing, and top-off of such lubricating oil, resins, start-up spare parts, and other consumables prior to transfer to Owner. Contractor shall be responsible for refill of said items only to the extent such refill is due to Contractor’s failure to satisfy its obligations under this Contract.

(g)           Disposal. Disposal of chemical wastes and other materials used by Contractor and its subcontractors during Construction Testing, Pre-Operational Testing, and Performance Testing.

(h)           Tools. Provide one (1) set of special tools, as furnished with original equipment, for all the equipment for routine maintenance and overhaul. Owner may request additional tools to be provided by Contractor but at Owner’s cost.

(i)            Vendor List. Request that each Vendor provide a complete list, with prices, of Vendor recommended spare parts for two (2) years of operation.

(j)            Clean-up. Clean-up of the construction area and restoration of the parking facilities after project completion to the condition as found prior to the start of construction.

(k)           Environmental Concerns. To the extent provided under Applicable Laws: (i) design the Facility to minimize the possibility that Hazardous Materials shall leak, spill into, or otherwise enter the environment; (ii) secondary containment systems shall be incorporated into the design of the plant in those areas where Hazardous Materials are stored, used, handled, offloaded, etc. as required; and (iii) such systems shall be designed to contain at least one hundred ten percent (110%) of the contents of the single largest container/tank located within the containment system. Tanks and piping systems used for handling Hazardous Materials shall be designed in conformance with applicable Federal, State and local standards.

(l)            Reserved.

(m)          Milestone Schedule. Perform and prosecute the Work in accordance with the Milestone Schedule attached hereto as Exhibit F hereto, using qualified and competent personnel.

(n)           Owner Policies for the Facility. Satisfy the following requirements with respect to following policies of Owner with respect to the Facility:

(i)             where common access with Owner is used, Contractor shall not in any manner impede or delay any Owner motor vehicles traffic flow;

(ii)            the use by Contractor of Owner employees parking is not permitted;

(iii)           normal working hours shall be arranged to minimize interference with Owner employees and their work;

(iv)          removal, handling and disposal of materials containing toxic or hazardous components shall be in accordance with local regulations; and

(v)           provision for at least five (5) days advance written notice to Owner, together with a brief description of the work to be performed, for work that impedes truck delivery to and from the Facility or any of the buildings or facilities therein. Contractor shall obtain Owner’s comments and approval prior to start of said work.

(o)           Quality Assurance. Implement a quality assurance program with adequate control (inspection, audits, documentation) to ensure that engineering, design, fabrication and installation work activity, contribute to overall plant reliability, availability and safety. The program, at a minimum, shall include control for: engineering calculations; design drawing revision; inter-discipline design review; vendor material reviews; welding/welding control; electrical termination; material control; safety/health; housekeeping; calibration and instrumentation; and test control.

(p)           Project Manual. Provide Owner, within one hundred twenty (120) days after the Full Notice to Proceed, a project manual which shall include the following: responsibility; communications and distribution; quality assurance plan; project organization; management plan; engineering and design plan; records management; procurement policies; safety manual; environmental compliance plan; construction plan; cost and schedule control and quality assurance plan.

(q)           Construction Manager. Provide a permanent on-site Construction Manager and staff to supervise and coordinate the Work of the Subcontractors and Vendors on site.

(r)            Maintain Job Site. Maintain the Job Site free of debris, waste material, and rubbish on a continuous basis. Contractor shall maintain good housekeeping in all affected areas. All waste generated by Contractor and/or its Subcontractors shall be collected and disposed of by Contractor.

(s)           Remove Temporary Structures. Clear the Job Site of temporary structures, surplus material, spare parts, equipment, and tools upon Final Acceptance; provided, however, that prior to disposition of such items, Contractor shall give Owner the option to purchase and retain any surplus construction materials and supplies remaining on the Job Site at the time of Final Acceptance. Owner shall exercise such right, if it so elects, within thirty (30) days after receipt of such Notice.

(t)           Accounts and Information. Provide information necessary for Owner to maintain segregated accounts for its fixed asset records, such information to be provided in a format specified by Owner in a Notice to Contractor within ninety (90) days after execution of this Contract. Such information shall be sufficient to permit such segregation to include separate accounting for expenditures with respect to buildings, land improvements, engineering and project management, major equipment and systems, permit and license costs and fees paid by Contractor and attributable to the Work and to be paid by Contractor.

(u)           Audit Rights. In the event of a dispute under this Contract with respect to reimbursable change orders, grant to Owner sufficient audit rights with respect to all documentation pertaining to such dispute.

(v)           Safeguards. Provide necessary safeguards and security for the protection of the Work, the Facility, Owner and all persons and other property related thereto. Contractor, if required, shall be responsible for providing temporary fencing around the construction lay down, offices, parking areas and around the Plant Site.

(w)          Handling of Materials, Equipment, etc. Arrange for complete handling of all materials, equipment and construction equipment, including (but not limited to) inspection, expediting, shipping, unloading and receiving.

(x)           Temporary Materials. Provide all temporary construction materials, equipment, supplies, operating consumables, construction utilities and facilities, resins, special tools, and commissioning supplies reasonably necessary or appropriate for, and replace any spare parts used during the construction, start-up, testing and operation of, the Facility until achievement of Substantial Completion and keep possession thereof until such items may be turned over to Owner as provided herein.

(y)           Comply with Applicable Laws. Comply in all respects with all Applicable Laws and Applicable Permits (including, but not limited to, the Foreign Corrupt Practices Act (the “FCPA”), environmental laws and permits whether pertaining to air and water emissions and noise abatement or otherwise) relating to the Facility, the Plant Site and the performance of the Work. Perform the Work so that, upon completion, the Facility meets and shall be capable of being operated in compliance with all requirements of all Applicable Laws and Applicable Permits and using methods and equipment that are accepted as prudent electrical, mechanical and civil engineering practice. Contractor shall be responsible for all damages, fines, and penalties which may arise (including but not limited to those that Owner pays or becomes liable to pay) because of non-compliance with such requirements due to acts or omissions of Contractor (including any requirements that are the subject of a Change in the Work under Section 16.06 from and after the expiration date of the period allowed to Contractor to effect such change in the Work), other than any damages, fines and penalties due solely to the negligence of Owner.

(z)           Personnel. Take prompt action in response to Owner’s requests to replace any of Contractor’s personnel performing the Work for just cause or whom Owner reasonably believes to be creating a risk of non-achievement of the Scheduled Substantial Completion Date or Final Acceptance, or a risk of material non-performance by Contractor in accordance with this Contract.

(aa)         Quality Assurance. Use effective quality assurance programs, reasonably acceptable to Owner, in performing the Work. Promptly after execution of this Contract, Contractor shall provide to Owner a Notice describing such programs to be used by Contractor in the performance of the Work. Owner shall have the right to promptly review and comment on such programs as described in Contractor’s Notice hereunder and Contractor shall make such changes therein as are reasonably requested by Owner.

(bb)         Entrance(s) to Job Site. Use only the entrance(s) to the Job Site specified by Owner for ingress and egress of all personnel, equipment, vehicles, and materials.

(cc)          Completion of Facility and Interconnection. Complete the Facility and interconnect it to the Baha Mar Conveyance System in accordance with Exhibit A. Without limiting the foregoing, Contractor shall also be responsible for purchasing and installing the metering and telemetering equipment in accordance with Exhibit A.

(dd)        Interaction with Others. Prior to Final Acceptance, provide such assistance as is reasonably requested by Owner in dealing with the any governmental body in any and all matters relating to the Work and the Facility.

(ee)         Submission of Plans and Specifications to Owner. Submit all technical specifications to Owner for Owner’s approval pursuant to Section 2.01(h) hereof not less than ten (10) days prior to the anticipated date of release of such technical specifications for procurement by Contractor. Submit all drawings and data sheets to Owner for Owner’s approval pursuant to Section 2.01(h) hereof not less than ten (10) days prior to the anticipated date of release of such drawings and data sheets for use in construction of the Facility. Timely submit all other plans, schedules, estimates, and bidders lists to Owner for Owner’s approval pursuant to Section 2.01(h) hereof. If Owner shall reject any of the foregoing, Contractor shall correct and resubmit the rejected document to Owner within five (5) days of the rejection thereof. Contractor shall cooperate with Owner’s Representative to assist Owner in the review of design materials, the conduct of inspections and the Performance Tests and other matters hereunder relating to the Work.

(ff)          Provide Operating Data, Drawings, etc. Provide all operating data, specifications, calculations and manuals, preliminary drawings and final as-built drawings, integrated and coordinated operation and maintenance manuals, and training aids necessary to safely and efficiently test, operate and maintain the Facility. Contractor shall provide when required by Owner pursuant to a Change in the Work, spare parts for all components of the Facility in accordance with the manufacturer’s recommended spare parts list for each such component.

(gg)        Design and Operation Manuals. Not later than thirty (30) days prior to the Scheduled Substantial Completion Date, provide Owner with four (4) copies of a manual, acceptable to Owner, detailing complete design and plant start-up and operating procedures. The manuals shall be in three-ring binders with index tabs, and one shall be in electronic format. The manuals, at a minimum, shall include functional preliminary as-built design drawings, specifications, calculations, system descriptions, operating instructions, vendor drawings, vendor manuals, tools list, spare parts list and training documents. Equipment design and operating information shall be provided as follows:

(i)             all the final technical specifications and performance data from the manufacturers;

(ii)            all the equipment operation and maintenance procedures; and

(iii)           one reproducible and two full-size prints of all vendor drawings. Contractor’s as-built engineering and construction drawings shall be as follows:

(1)           the drawings shall prepared in AutoCAD or compatible and two copies of all the disks of the as-built engineering and construction drawings shall be provided to Owner; and

(2)           one reproducible and two full-size copies of the as-built engineering and construction drawings shall be provided to Owner.

(hh)        Training. Upon the request of Owner, provide to Owner prior to the Scheduled Substantial Completion Date all training aids, materials, instructors, and facilities to thoroughly instruct four (4) Operating Personnel designated by Owner, in all areas necessary for such individuals to safely and efficiently start-up the Facility, synchronize the Facility output with utility system(s), shutdown and operate the Facility, perform normal maintenance and inspection, and respond to emergencies. Contractor shall complete the training program so the daily operation and control of the Facility can be assumed by Operating Personnel upon Substantial Completion. Such Operating Personnel shall not be deemed employees of Contractor. Until Substantial Completion, Operating Personnel shall work under the management, supervision, and direction of Contractor. Contractor will design such training program (covering Facility design) and submit five (5) copies of such training program (covering Facility start-up, operation, maintenance and repair) in the form of a training manual to Owner by no later than the date that is one (1) month prior to the Scheduled Substantial Completion Date. Owner will review, comment on, and/or approve such program in writing. If Owner conditions its approval on reasonable changes in the program submitted by Contractor, Contractor shall effect such changes at no additional cost to Owner and resubmit the program to Owner within ten (10) Days of receipt from Owner of such conditional approval. Owner will have ten (10) Days after such resubmission to review, comment on, and/or approve the program resubmitted by Contractor. Such procedure shall continue with the same ten (10) day time periods until a program is accepted by Owner.

(ii)           Announcements. Obtain Owner’s prior written approval of the text of any announcement, publication, photograph, or other type of communication concerning the Work prior to the dissemination or release thereof to the public or to any Person other than the Contractor or its Subcontractors or Vendors (but only to the extent necessary to the performance of the Work) by Contractor or its Subcontractors or Vendors, which approval by Owner shall not be unreasonably withheld.

(jj)           Project Manager. Designate a Project Manager who shall have full responsibility for the prosecution of the Work and shall act as a single point of contact in all matters on behalf of Contractor and designate all key members of Contractor’s project staff, in each case subject to the prior written consent of Owner, which consent will not be unreasonably withheld. Any replacement of the Project Manager or replacement or addition of any other key member of Contractor’s project staff shall be subject to the prior written consent of Owner, which consent will not be unreasonably withheld.

(kk)         Subcontractor and Vendor Negotiations. Provide timely advice to Owner concerning the status of negotiations with Subcontractors and Vendors concerning any cancellation charges related to equipment to be incorporated into the Facility and give appropriate consideration to any timely comments of Owner in response to such advice.

(ll)           Safety Requirements. Comply with all applicable Federal, State, county and local safety requirements and Applicable Laws.

(mm)       Assignment of Warranties. Assure that all contracts and agreements with, and all purchase orders of or to, Subcontractors and Vendors provide that warranties available to Contractor from said Subcontractors and Vendors shall be assignable to Owner and its assigns, as required by Sections 9.02 and 18.04.

(nn)         Critical Path Schedule. Thirty (30) days after the date of this Contract, submit to Owner and its Financing Party a Critical Path Schedule and, each month thereafter until Substantial Completion submit to Owner and its Financing Party an updated Critical Path Schedule.

(oo)         Progress Report. Thirty (30) days after the Full Notice to Proceed Date and monthly thereafter submit to Owner and Owner’s Financing Party a report including progress photos, detailing Contractor’s progress with respect to all aspects of the Work, including, without limitation, the status of all engineering, procurement, construction, schedule, and any Changes in the Work. In addition, Contractor shall submit to Owner and Owner’s Financing Party copies of interim reports, meeting minutes, and any other documentation that details Contractor’s progress on a daily or weekly basis, or any time period prior to the monthly report described in this Section 3.01(oo).

(pp)         Shop Tests of Equipment. Provide Owner not less than five (5) days prior Notice of any dates of shop tests of which Contractor has been notified of any equipment or parts to be used in construction or operation of the Facility.

(qq)        Certificate of Occupancy. Not later than ten (10) days prior to the Scheduled Final Completion Date, obtain a certificate of occupancy, if required, for the Facility permitting the Facility to be used for its intended purposes.

ARTICLE IV—REPRESENTATIONS, WARRANTIES AND COVENANTS

4.01           Contractor Representations, Warranties, and Covenants. Contractor covenants, represents, and warrants to Owner that:

(a)           Due Organization. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey, it has, or will have by the date it commences performance hereunder, full power to engage in the business it presently conducts and contemplates conducting, and it is or will be duly licensed or qualified and in good standing under the laws of The Bahamas and in each jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary.

(b)           Authority and Ability. It has the required authority, ability, skills and capacity to perform, and shall perform, the Work in a manner consistent with prudent utility practice utilizing sound engineering principles, project management procedures and supervisory procedures, and such other procedures as shall have been identified by Owner relating to the design, construction, start-up and testing of similar facilities.

(c)           No Conflict. The execution and delivery of this Contract will not conflict with any Applicable Laws or any covenant, agreement or understanding to which it is a party or by which it or any of its properties or assets is bound or affected.

(d)           Familiarity with Job Site, Work, and Plant Site. It is familiar with the physical requirements of the Work and has inspected or shall inspect the Job Site and the Plant Site and surrounding locations, including both surface and subsurface conditions, to the extent it deems necessary in accordance with prudent engineering practices, for performing its obligations under this Contract and, to the extent provided in Exhibit A, accepts such conditions for the performance of such obligations; and no information that Owner may, as a convenience, provide to Contractor shall affect this representation of Contractor. It is understood and agreed that, in giving this warranty and representation, Contractor’s review of any test results did not diminish Contractor’s responsibility to determine the suitability of the Job Site and the Plant Site or be deemed to constitute any representation or warranty by Owner as to the suitability of the Job Site or the Plant Site for the purposes of this Contract. Contractor has reviewed and is familiar with Owner’s initial design as set forth on Exhibit A and can implement the design, with the changes contemplated herein, as the basis for fulfilling the requirements of this Contract.

(e)           No Authorizations Required. To its knowledge, no authorization, approval, exemption or consent by any governmental or public body or authority (other than the Applicable Permits and local approvals and certifications listed in Exhibit C as Contractors responsibility) is required to be obtained by Contractor in connection with the authorization, execution, delivery and performance of its obligations pursuant to this Contract [DISCUSS LOCAL APPROVALS AND CERTIFICATIONS W/ LOCAL COUNSEL]

(f)            No Lawsuits, Claims. There are no actions, suits, proceedings or investigations pending or, to Contractor’s knowledge, threatened against it at law or in equity before any court or before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality (whether or not covered by insurance) which individually or in the aggregate that is reasonably likely to have a material adverse effect on its ability to perform its obligations under this Contract. It has no knowledge of any violation or default with respect to any order, injunction or any decree of any court or any federal, state, municipal or other governmental department, commission, board, agency or instrumentality which may result in any such materially adverse effect or such impairment.

(g)           Intellectual Property. It owns or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits or rights with respect to the foregoing necessary to perform the Work and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others.

(h)           Knowledge of Legal Requirements. It has knowledge of all of the legal requirements and business practices in The Bahamas that must be followed in performing the Work and the Work will be performed in conformity with such requirements and practices. The Facility can and shall be built in conformity with current building codes.

(i)            Completion for Contract Fixed Price. The Facility can be completed by Contractor in accordance with this Contract, for the Contract Fixed Price, by the Scheduled Final Completion Date.

ARTICLE V—PERFORMANCE BOND

5.01         Performance Bond. To secure Contractor’s obligations under this Contract and in consideration of the benefits to be derived by Contractor hereunder, Contractor shall deliver to Owner at the time of Full Notice to Proceed a Payment and Performance Bond in accordance with the requirements of Section 36.02.

ARTICLE VI—COST OF THE WORK

6.01         Contract Fixed Price.

(a)           Contract Fixed Price. As full compensation for the Work, including all Work pursuant to a Full Notice to Proceed, Owner shall pay to Contractor a fixed price amount, referred to as the Contract Fixed Price, which amount shall not exceed Eighty-Four Million, Two Hundred and Eleven Thousand and Forty-One Dollars $84,211,041.00 (“Contract Fixed Price”). The Contract Fixed Price shall be increased or decreased only as set forth in this Article VI and Changes in the Work approved in accordance with Article XVI. Owner represents and warrants that it has duly authorized sufficient funds to pay the Contract Fixed Price. If a Full Notice to Proceed shall not have been given by April 1, 2012 (other than by reason of the Contractor’s default or failure to satisfy any condition precedent hereto), the Contract Fixed Price shall thereafter be subject to labor and materials escalation factors, as well as schedule adjustment. The Contract Fixed Price shall be paid in accordance with Article VII. The Contractor assumes the risk for the completion of the Work in accordance with Exhibit A for the Contract Fixed Price.

6.02         Contract Fixed Price All-Inclusive. The Contract Fixed Price includes payment for all equipment, materials, labor and services relating to Contractor’s performance of its obligations under this Contract (including without limitation all work, materials, equipment and services provided by Subcontractors and Vendors) and the Work (including any intellectual property rights) to be provided hereunder by Contractor or any Subcontractor or Vendor, including, but not limited to, all costs of equipment, materials, labor and services related to the Facility.

For Work performed in the United States, the Contract Fixed Price includes all Federal and State taxes imposed on the Contractor and effective or enacted as of the date hereof or hereafter, or otherwise arising out of Contractor’s or any such Subcontractor’s or Vendor’s performance of the Work, including any increases in any such taxes during the term of this Contract. The taxes covered hereby include, but are not limited to, occupational, excise, unemployment, Federal Insurance Contribution Act, and income taxes and any and all other taxes on any item or service that is part of the Work or the Facility, whether such tax is normally included in the price of such item or service or is normally stated separately, except for duty and import taxes which shall be the responsibility of the Owner. Without regard to the passage of title under Article XIX, except for sales and use taxes, Owner shall not become liable for any tax imposed as the result of possession or use of any item of equipment or material prior to the Final Completion Date. Notwithstanding the foregoing, Contractor shall not be liable for State or local real estate taxes on the Plant Site or ad valorem taxes (if any), or Federal, State, or local income taxes with respect to Owner’s income from operation of the Facility. Contractor shall cooperate with Owner, as reasonably requested by Owner, in effectuating Owner’s intent to receive the full benefit of applicable exemptions from sales tax liability of Contractor and Owner in connection with Work.

For Work performed in the Bahamas, the Contract Fixed Price includes the following local taxes [TBD-DISCUSS W/ LOCAL COUNSEL].

ARTICLE VII—TERMS OF PAYMENT

7.01         Payment Terms. Payment to Contractor of the Contract Fixed Price shall be made as follows:

(a)           Monthly Invoice. On or about the first day of each month after receipt of a Full Notice to Proceed, Contractor shall submit a Contractor’s Invoice in the form of Exhibit K to Owner for Work completed thereunder in the then immediately preceding month. Such Contractor’s Invoice shall describe the completion of payment events and the related progress payments which are then due in accordance with the Schedule of Values, Exhibit D, as of the end of the preceding calendar month. Contractor shall be paid in accordance with the Schedule of Values set forth in Exhibit D, for all Work performed during the preceding calendar month. The updated Exhibit D shall reflect the items of Work and/or the payment schedule associated with each subcontractor.

(b)           Lien Waivers. Accompanying each Contractor’s Invoice, Contractor shall submit: (i) an executed Conditional Waiver and Release Upon Progress Payment form of Contractor, in the form attached hereto as Exhibit I, for all Work for which payment is sought in such invoice; and (ii) an executed Conditional Waiver and Release Upon Progress Payment form of each Subcontractor or Vendor, in substantially the form attached hereto as Exhibit I, for all Work for which such Subcontractors and Vendors seek payment by Contractor and for which lien waivers have not been previously submitted to Owner. Upon final payment the Contractor shall submit an executed Unconditional Waiver and Release Upon Final Payment of Contractor and each Subcontractor and Vendor, in substantially the form attached hereto as Exhibit J, for all work completed or materials or equipment furnished.

(c)           Owner Investigation and Payment. Within twenty (20) days of receipt by Owner of a Contractor’s Invoice, Owner shall, in consultation with Owner’s Representative and Owner’s Financing Party: (i) determine whether the Work has been done as described by Contractor; (ii) determine whether the Work performed conforms with the requirements of this Contract; (iii) determine whether the Contractor’s Invoice has been properly submitted; and (iv) determine and notify Contractor concerning any invoiced amount which is in dispute. Once Owner has made such determinations, Owner shall pay Contractor, within thirty (30) days after receipt by Owner of Contractor’s Invoice, one hundred percent (100%) of amounts then payable and not in dispute, less ten percent (10%) of Invoice as retention specified in Section 7.01(e). Failure by Owner to pay any amount in dispute shall not alleviate, diminish or modify in any respect, Contractor’s obligations to perform hereunder, including, but not limited to, Contractor’s obligation to meet the Scheduled Final Completion Date. Should Owner determine that the Contractor’s Invoice has been improperly submitted, Owner shall promptly notify Contractor by returning the Contractor’s Invoice to Contractor. Contractor shall correct such invoice and return such to Owner. The time period for Contractor to make such corrections shall be added to Owner’s obligation to pay Contractor within thirty (30) days of receipt.

(d)           Contractor to Pay Subcontractors and Vendors. Upon receipt of payment from Owner, Contractor shall promptly pay each Subcontractor and Vendor the amount to which said Subcontractor or Vendor is entitled less applicable retainage. Contractor’s Project Manager shall provide Owner with signed written assurance of each such payment on a monthly basis. Contractor shall, by an appropriate agreement with each Subcontractor and Vendor, require each Subcontractor or Vendor to make payments to its Subcontractors or Vendors in a similar manner.

(e)           Retainage. Owner shall retain, in addition to any amount in dispute, ten percent (10%) of the amount specified in each Contractor’s Invoice as a retainage hereunder, which retainage shall be held by Owner and paid and/or applied pursuant to Section 7.01(f) and Article XXXIII.

(f)            Release of Retainage. In the event there is any retainage held pursuant to the provisions of Section 7.01(e) at Substantial Completion, Contractor shall promptly submit an invoice for the retainage held by Owner, minus an amount equal to the Punch List Reserve. As used herein, the “Punchlist Reserve” shall be an amount which Owner’s Financing Party, Owner and Contractor collectively agree to be equal to at least one hundred fifty percent (150%) of the value of items remaining on the Punchlist (Substantial Completion). Owner shall disburse to Contractor an amount equal to that set forth in the agreed upon invoice within thirty (30) days after proper receipt of such invoice (and lien waivers set forth in Section 7.01(b). After payment of such amounts, Owner shall not make any further payment to Contractor until the Final Acceptance Date as evidenced by the Notice of Final Acceptance submitted by Owner to Contractor in accordance with Section 14.02. Upon the issuance of the Notice of Final Acceptance by Owner, Contractor shall submit an invoice for the amount which remains due to Contractor, and Owner shall disburse to Contractor such amount within thirty (30) days after proper receipt of such invoice, accompanied by an executed Unconditional Waiver and Release Upon Final Payment form of Contractor in the form attached hereto in Exhibit J for all Work performed pursuant to this Contract and of each Subcontractor and Vendor in the form attached hereto as Exhibit J, for all Work performed and/or materials furnished by each Subcontractor or Vendor.

(g)           No Waiver. Contractor’s acceptance of payment shall not be deemed to constitute a waiver of amounts which are then in dispute.

(h)           Best Efforts to Resolve Disputes. Contractor and Owner shall use their best efforts to resolve all disputed amounts, and nonpayment of disputed amounts shall not be considered an Event of Default as defined in Section 20.03.

ARTICLE VIII—COMMENCEMENT AND SCHEDULING OF THE WORK

8.01         Limited Notice to Proceed. Prior to the execution of this Contract, Owner and Contractor entered into a Memorandum of Understanding, dated [TBD], serving as a Limited Notice to Proceed (“LNTP”) to Contractor. Owner and Contractor shall mutually agree on the specific portions of Work (the “LNTP Scope”) authorized by the LNTP which shall provide the ability to maintain the original schedule. In the event of delays in issuing the Full Notice to Proceed, the LNTP Scope may be amended in accordance with Section 8.04. From and after the Full Notice to Proceed Date:

(a)           all work performed by Contractor pursuant to the LNTP, whether directly itself or indirectly through Subcontractors or Vendors, including by virtue of Contractor’s authority to manage work under any Owner-Assigned Contracts as set forth in the LNTP, shall be deemed Work performed pursuant to this Contract and shall be subject to the terms and conditions of this Contract;

(b)           any amounts paid as compensation to Contractor for such work under the LNTP and amounts paid directly by Owner under any Owner-Assigned Contracts shall be deemed payments by Owner in respect of the Contract Price pursuant to this Contract with respect to the corresponding Work; and

(c)           the Memorandum of Understanding and any other agreement entered into by Owner and Contractor in connection with the Facility shall be terminated and superseded by this Contract, and such agreements shall have no further force or effect other than with respect to those provisions of such agreements which survive termination and with respect to those asserted obligations that accrued prior to such termination but have not been satisfied.

8.02         Full Notice to Proceed.

(a)           On the Full Notice to Proceed Date, Contractor shall commence with the performance of the Work in accordance with the Milestone Schedule and shall thereafter diligently pursue the Work assigning to it a priority that should reasonably permit the attainment of Substantial Completion on or before the Substantial Completion Guaranteed Date.

(b)           Effective immediately upon the Full Notice to Proceed Date, any Owner-Assigned Contracts shall be assigned to Contractor, and Contractor shall assume all rights and obligations of Owner thereunder. The Parties shall, on or before the Full Notice to Proceed Date, cooperate to formally effect such assignment under the terms of any Owner-Assigned Contract. Notwithstanding the foregoing, from and after the Full Notice to Proceed Date, all work performed by any contractor under any Owner-Assigned Contract shall constitute Work hereunder, irrespective of whether such work was performed before or after the Full Notice to Proceed Date. Without limiting the generality of the foregoing, the indemnities provided by Contractor in Section 25.01 with respect to Subcontractors shall apply to each contractor under any Owner-Assigned Contract immediately upon the Full Notice to Proceed Date.

8.03         Conditions Precedent to the Full Notice to Proceed Date. The following are all conditions precedent to the Full Notice to Proceed Date and to the commencement of the Work and the obligations of Owner to make payment therefore under this Contract, which shall occur on the date the last of the following conditions have occurred, if and only if all of the below have been fulfilled:

(a)           issuance of a Full Notice to Proceed by Owner;

(b)           the receipt by Contractor of all payments due under the LNTP, and the first payment due under this Contract;

(c)           Owner shall have entered into a binding financing agreement with Financing Party sufficient for Owner to meet its obligations under this Contract;

(d)           Owner and Contractor shall have delivered duly executed assignment and assumption agreements for any Owner-Assigned Contracts;

(e)           the conditions stated in Section 35.01;

(f)            the EIA has been completed and final approval has been granted; and

(g)           completion of all Exhibits to the Contract.

Until the Full Notice to Proceed Date, Contractor shall continue to perform the Work only to the extent, set forth in the LNTP Scope.

8.04         Right to Terminate. If a Full Notice to Proceed shall not have been issued by April 1, 2012, the Milestone Schedule, Scheduled Completion Date and the Schedule of Values shall be modified in accordance with the terms of this Contract by mutual agreement of the parties hereto. If the Full Notice to Proceed Date has not occurred by July 1, 2012, Contractor and Owner each shall have the right to terminate this Contract upon Notice to the other Party, following which neither Party shall have any further rights or obligations hereunder (other than such rights and obligations that are accrued and outstanding as of such termination or that otherwise by the express terms of this Contract survive the expiration or earlier termination of this Contract). If neither Party exercises such right to terminate, all prices, schedules and guaranteed dates shall be subject to renegotiation and equitable adjustment by the Parties upon notification by Contractor to Owner.

8.05         Prosecution of Work. Contractor shall expend all reasonable efforts to prosecute the Work in accordance with the Milestone Schedule. Contractor shall cause Substantial Completion to occur on or before the Substantial Completion Guaranteed Date (as such dates may be extended pursuant to this Contract, including Articles XXIII, XVII, XXII, Section 25.01, Section 36.01 or any other provision hereof).

8.06         Contractor’s Construction Milestones. Contractor acknowledges and agrees that in order for Owner to achieve Commercial Operation, Contractor shall adhere to and comply with the construction milestones shown in the Milestone Schedule contained in Exhibit F.

8.07         Construction Progress Meetings. Following the start of construction and throughout the term of this Contract, a representative or representatives of Contractor shall meet periodically with a representative or representatives of Owner and Owner’s Financing Party, at a place to be mutually agreed upon by Owner, its Financing Party, and Contractor (“Construction Progress Meetings”). The meetings shall take place no less often than once each calendar month. The purpose of these meetings will be to discuss, after the start of construction, and until the Final Completion Date, the progress of construction of the Facility, and to attempt to resolve any problems related thereto. Within ten (10) Business Days of adjournment of each meeting, Contractor, Owner, and Owner’s Financing Party shall be provided with a written meeting report and minutes of the meeting prepared and provided by Contractor.

8.08         Contractor’s Report. With each monthly invoice, Contractor shall submit a written report identifying the Construction Milestones that Contractor has completed during that month.

8.09         Failure to Meet Contractor’s Milestone. If Contractor is notified by Owner that Contractor has not met a Contractor’s Construction Milestone, Contractor may assert that it is excused from meeting said construction milestone. Contractor may base this contention upon its assertion that failure to meet the construction milestone was caused by: (a) a Force Majeure; (b) an Owner change order; or (c) by other act or omission of Owner.

If Owner receives a report from the Contractor showing that Contractor has not met a Contractor’s Construction Milestone and the assertions made by Contractor pursuant to this Section 8.09 are not valid, Owner shall determine, in its sole discretion, if Contractor is in default of its obligations pursuant to this Contract in accordance with the provisions of Section 20.01 of this Contract. In the event that Owner determines that Contractor is in default, Owner shall elect any of the remedies set forth in Section 20.02 of this Contract.

8.10         Contractor’s Work Around Plan. If Contractor becomes aware that Contractor is likely to miss a Construction Milestone, Contractor shall be obligated to bring this matter to the attention of Owner’s representative or representatives at one of the Construction Progress Meetings no later than sixty (60) days prior to the date set forth in Exhibit F for meeting said Construction Milestone, unless it is impossible to provide sixty (60) days’ notice, in which case notice shall be given as promptly as possible. Moreover, at least thirty (30) days prior to the applicable date set for completion of a Construction Milestone in Exhibit F, or, if thirty (30) days is not possible, then as soon as possible, Contractor must present to the Independent Engineer a Work Around Plan, which Work Around Plan shall state what corrective actions the Contractor plans to take to achieve any missed Construction Milestone, preserve as nearly as possible Contractor’s schedule of remaining milestones and allow Owner to achieve the Final Completion Date by no later than the scheduled Final Completion Date. The Work Around Plans may contain a revised Exhibit F, allowing for completion of the Facility within a period of time that does not depart from the anticipated Final Completion Date. Independent Engineer may accept, reject, or modify the Work Around Plan and the Independent Engineer’s decision on this matter shall be binding upon the Contractor and the Owner.

8.11         Adjustment to Contractor’s Milestone Schedule. If necessary, Contractor may submit an adjusted Exhibit F to the Independent Engineer in response to a change in the Final Completion Date, if the change was not caused by failure of Contractor to meet a construction milestone or an act or omission of Contractor. The Independent Engineer may accept, reject, or modify the adjusted Exhibit F. The Independent Engineer’s decision on this matter shall be binding upon the Contractor and the Owner.

ARTICLE IX—SUBCONTRACTORS AND VENDORS

9.01         Vendors and Subcontractors. If requested by Owner, Contractor shall provide a list of proposed Vendors and Subcontractors. Owner may, in its sole discretion, approve of or disapprove of any Subcontractor or Vendor under this Section 9.01.

9.02         Prior Approval by Owner. Contractor shall not subcontract all or any portion of the Work to any Vendor or Subcontractor who Owner shall reasonably object to, in writing, stating the reasons therefore. Contractor shall not subcontract all or any portion of the Work to any Vendor or Subcontractor required to be licensed pursuant to the laws of The Bahamas, who is not so licensed prior to the performance of any work by such person. Proof of such license shall be provided to Owner. No subcontract or purchase order shall bind or purport to bind Owner but each subcontract and purchase order shall contain a provision in form and substance satisfactory to Owner permitting its assignment to Owner or its assigns upon Owner’s written request following default by Contractor or termination or expiration of this Contract.

9.03         Furnish Information. Contractor shall furnish such information relative to its Subcontractors and Vendors as Owner may reasonably request.

9.04         Subcontractors Insurance. Contractor shall require all Subcontractors to obtain, maintain, and keep in force during the time in which they are engaged in performing any portion of the Work insurance coverages reasonably acceptable to Owner.

9.05         Responsibility for Subcontractor and Vendors. Contractor is responsible for the Work and for the acts or omissions of its Subcontractors and Vendors, and no portion thereof shall be unfinished or incomplete and the project milestones as identified on the Milestone Schedule shall not be delayed due in whole or in part to any disagreement between or among Subcontractors or Vendors or between a Subcontractor or Vendor and Contractor.

ARTICLE X—LABOR RELATIONS

10.01       Contractor’s Management Rights. Subject to Section 3.01(m) and the provisions of Section 10.02 and subject to any Applicable Law, Contractor shall preserve its rights to exercise and shall exercise its management rights in performing the Work. Such management rights shall include, but not be limited to, the rights to hire, discharge, promote and transfer employees; to select and remove foremen or other persons at other levels of supervision; to establish and enforce reasonable standards of production; to introduce, to the extent feasible, labor saving equipment and materials; to determine the number of craftsmen necessary to perform a task, job or project; and to establish, maintain and enforce rules and regulations conducive to efficient and productive operations.

10.02       Minimize Risk of Delays. Contractor shall, to the extent acceptable to Owner, use commercially reasonable efforts to minimize the risk of labor related delays. Contractor shall promptly take any and all reasonable steps that may be available in connection with the resolution of violations of Applicable Laws concerning labor disputes, collective bargaining agreements and jurisdictional disputes, including, without limitation, the filing of appropriate processes with any court or administrative agency having jurisdiction to settle, enjoin or to award damages resulting from violations of collective bargaining agreements or jurisdictional disputes.

10.03       Notice of Threatened Disputes. Contractor shall advise Owner promptly, in writing, of any actual, anticipated, or threatened labor dispute that might affect the performance of the Work by Contractor or by any of its Subcontractors.

10.04       Nondiscrimination. Contractor agrees and covenants that, in the performance of this Contract, it shall not discriminate against any person or group of persons on the grounds of race, creed, color, ancestry, age, sex, or marital status, or in any other manner prohibited by the laws of the United States of America or The Bahamas.

ARTICLE XI—INSPECTION; EFFECT OF REVIEW AND COMMENT

11.01       Owner’s Right to Inspect. Owner shall have the right to timely inspect any item of equipment, material, design, engineering, service or workmanship to be provided hereunder, and Contractor shall, at the request of Owner, arrange for any such inspection of equipment or material at the point of fabrication. Owner shall be responsible for costs of its own personnel and their transportation with respect to such inspections. Owner shall have the right to timely reject any portion of the Work that does not conform to the Contract or is improper or of inferior quality, design or workmanship, or does not conform to prudent engineering practices or prudent design practices. Upon such rejection, Contractor shall promptly remedy, at its sole cost and expense, any condition identified by Owner as giving rise to such rejection.

11.02       No Delay Due to Owner’s Right to Inspect. Inspection, review and/or comment by Owner with respect to any subcontract or purchase order or any plans, specifications, drawings, shop drawings, samples and other documents, or any other work or services performed by Contractor or any Subcontractor or Vendor shall not in any way affect or reduce Contractor’s obligations to complete the Work in accordance with the provisions of this Contract or be deemed to be a warranty or acceptance by Owner with respect to such work or services. Owner shall complete its review and/or comments concerning any document or other material submitted by Contractor for such purpose within ten (10) Business Days of its receipt of such document or other submission or sooner if priority handling is reasonably requested by Contractor. Contractor shall not be required to delay the Work due to an untimely exercise by Owner of its review and comment rights under this Contract. Contractor shall use commercially reasonable efforts to accommodate changes that result from a timely exercise by Owner of such review and comment rights without a change in the Milestone Schedule or Contract Fixed Price.

ARTICLE XII—MECHANICAL COMPLETION

12.01       Contractor Notice of Mechanical Completion. Contractor shall provide a written Notice of Mechanical Completion to Owner (in the form of Exhibit N) thirty (30) days prior to the date that Contractor anticipates that all work listed in Section 12.03, except for the installation of insulation (the non-installation of which could not have a material adverse effect on the conduct of performance testing), painting, final clean up, final grading and any portion of the Work not affecting the operability or safety, or the mechanical, electrical or structural integrity of the Facility, shall be satisfactorily completed, provided that no unfinished work as listed herein shall cause an unsafe condition or cause the Facility to shut down if such Work is completed subsequent to Substantial Completion.

12.02       Owner Inspection. Within ten (10) days after receipt of the Notice pursuant to Section 12.01, Owner shall carry out a physical inspection of the Facility and review the results of the Construction Testing. Owner shall advise Contractor in writing of any defects, deficiencies and/or discrepancies between installed equipment, materials and workmanship and such equipment, materials and workmanship as represented by the Contract, in each case of which it then has knowledge. Contractor shall then perform, at Contractor’s sole cost and expense, corrective measures to remove such defects, deficiencies and/or discrepancies and shall again notify Owner, in accordance with Section 12.01, when the Facility is deemed by Contractor to be ready for Mechanical Completion acceptance. Owner shall have ten (10) days after each subsequent notification to advise Contractor, in writing, of any additional or remaining defects, deficiencies, and/or discrepancies which must be corrected by Contractor as a condition to the Facility Mechanical Completion.

12.03       Facility Mechanical Completion. Mechanical Completion shall be deemed to have occurred when all of the following have occurred:

(a)           Contractor has demonstrated that the Facility was constructed in accordance with the requirements of Exhibit A;

(b)           Contractor has demonstrated that the Facility has been completed in accordance with the plans and specifications and all equipment has passed all standard and required electrical testing, [hypot, meggar] testing, flushing, and pressure testing of piping, and all other applicable testing per codes and guides;

(c)           Contractor has corrected all defects, deficiencies, and/or discrepancies identified by Owner in the Work with respect to the Facility, pursuant to the provisions of Section 12.02, and Owner has accepted such corrections in writing;

(d)           the Facility is ready to be tested, commissioned, and started-up consistent with the requirements of this Contract and Industry Standards;

(e)           Contractor has prepared and delivered a Punchlist (Mechanical Completion) containing a list of Work items that were not completed at the time of Mechanical Completion. The Punchlist shall include a projected date when each unfinished work item shall be completed and the expected price of each unfinished work item.

12.04       No Waiver of Defects. The occurrence of Mechanical Completion shall not serve as a waiver of any rights of Owner to identify any defect, deficiencies, and/or discrepancies in the Facility and to request corrective action by Contractor subsequent to such Mechanical Completion.

12.05       Owner Notice of Mechanical Completion. Promptly after Mechanical Completion, Owner shall issue a Notice of Facility Mechanical Completion date to reflect the actual date of Mechanical Completion. Following Mechanical Completion, Contractor shall use commercially reasonable efforts to place the Facility in service so that the Performance Tests required in Section 17.04, can be completed.

12.06       No Delay in Scheduled Final Completion Date. No action by either Party required or permitted under this Article XII shall affect the Scheduled Final Completion Date for the Facility unless specifically agreed to in writing by Owner.

ARTICLE XIII—SUBSTANTIAL COMPLETION

13.01       Contractor Notice of Substantial Completion. Contractor shall provide a written Notice of Substantial Completion to Owner (in the form of Exhibit O) thirty (30) days prior to the date that: (i) Contractor has completed all Work items (including, without limitation that set forth on the Punchlist (Mechanical Completion)) to the satisfaction of Owner, except painting, final clean-up, final grading and any portion of the Work not affecting the operability or safety or the mechanical, electrical or structural integrity of the Facility; (ii) the Facility is mechanically, electrically and structurally constructed in accordance with the requirements of this Contract; (iii) the Facility may be operated without damage to the Facility, Owner, or any other property on or off the Job Site, and without injury to any Person; and (iv) Contractor anticipates that all Construction Testing and Preoperational Testing and Performance Testing shall be satisfactorily completed.

13.02       Owner Testing. Within ten (10) days after receipt of the Notice pursuant to Section 13.01, Owner shall carry out a physical inspection of the Facility and review the results of the Construction Testing, Preoperational Testing, and Performance Testing data. Owner shall advise Contractor in writing of any material and non-material defects, deficiencies and/or discrepancies between installed equipment, materials and workmanship and such equipment, materials and workmanship as represented by the Contract, in each case of which it then has knowledge. Material defects, deficiencies, and/or discrepancies shall be defined as having a material effect on Contractor’s ability to achieve Section 13.03(d). Non-material defects, deficiencies, and/or discrepancies shall be defined as having no material effect on Contractor’s ability to achieve Section 13.03(d). Contractor shall then perform, at Contractor’s sole cost and expense, corrective measures to remove such material defects, deficiencies, and/or discrepancies and shall again notify Owner when the Facility is deemed by Contractor to be ready for Substantial Completion. Owner shall have ten (10) days after each subsequent notification to advise Contractor, in writing, of any additional or remaining material defects, deficiencies and/or discrepancies which must be corrected by Contractor as a condition to the Substantial Completion of the Facility. Non-material defects, deficiencies, and/or discrepancies shall be addressed as Punchlist (Substantial Completion) items in accordance with the provisions of Section 13.06.

13.03       Facility Substantial Completion. Facility Substantial Completion shall have occurred when all of the following have successfully occurred:

(a)           Contractor has demonstrated that the Facility was constructed in accordance with the requirements of Exhibit A;

(b)           Contractor has completed all Construction and Preoperational Testing activities as specified in Exhibit M;

(c)           Contractor has corrected all material defects, deficiencies and/or discrepancies identified in the Work by Owner, pursuant to the provisions of Section 13.02, and Owner has accepted such corrections in writing;

(d)           the Facility has been demonstrated to: (i) be capable of use for its intended purpose; and (ii) be capable of operation in accordance with the ESA, all Applicable Laws and Applicable Permits and all other standards referred to in Exhibit A;

(e)           the Facility is supplying the Resort with the required Deep Ocean Water required under the ESA;

(f)            Contractor has conducted and completed the training program, if any, for Owner’s Facility Operating Personnel required by Section 3.01(ff);

(g)           Contractor has certified by a Notice to Owner that all training is complete and Operating Personnel can operate the Facility in a safe, efficient, and reliable manner;

(h)           Contractor has completed all Performance Tests required by Section 17.02;

(i)            Owner has received a Temporary Certificate of Occupancy with respect to the Facility, to the extent required; and

(j)            Subject to Section 14.01(a), Contractor has successfully completed all tests of the Facility contemplated by this Contract.

13.04       Owner Notice of Substantial Completion. Promptly after Substantial Completion, Owner shall issue an Owner Notice of Substantial Completion dated to reflect the actual date of Substantial Completion. Following Owner’s issuance of a written Owner Notice of Substantial Completion, the Contractor shall commence final completion activities in accordance with Article XIV.

13.05       No Effect on Scheduled Substantial Completion Date. No action by either Party required or permitted under this Article XIII shall affect the Scheduled Substantial Completion Date for the Facility unless specifically agreed to in writing by Owner.

13.06       Owner Punchlist (Substantial Completion) Items. Owner shall provide to the Contractor the Punchlist (Substantial Completion), (which shall include any non-material defects, deficiencies and/or discrepancies between installed equipment, materials and workmanship required to be corrected but have no material effect on Section 13.03) which items shall be completed prior to Final Completion.

13.07       Care and Custody. The care and custody of the Facility shall be transferred from the Contractor to Owner on the Scheduled Substantial Completion Date.

ARTICLE XIV—FINAL COMPLETION AND ACCEPTANCE OF THE FACILITY

14.01       Final Completion. Final Completion shall be deemed to have occurred, when Owner has received a Notice of Final Completion (in the form of Exhibit P) in accordance with the procedure set forth in Section 14.02 hereof, if and only if all of the following have occurred:

(a)           Owner has received all Applicable Permits required to be obtained by Contractor pursuant to Section 3.01(a);

(b)           Owner has received two (2) copies of all operations, maintenance and spare parts lists and manuals and instruction books necessary to operate the Facility in a safe, efficient and reliable manner and has received two (2) copies of final as-built drawings of the Facility and, if the drawings are electronically prepared, one (1) copy of the computer software as prepared by Contractor;

(c)           Contractor has completed all activities required pursuant to this Contract and those activities set forth on the Punchlist (Substantial Completion) referred to in Section 13.06;

(d)           Owner has delivered to Contractor Owner’s Notice of Final Completion, or such Notice shall have been waived pursuant to Section 14.02. Such Notice shall state that: (i) Owner knows of no defects and/or deficiencies in the Facility that could affect the performance of the Facility, and (ii) the Facility has satisfied the requirements for Final Completion; and

(e)           Owner has received from Contractor a Certificate of Occupancy, if required.

14.02       Contractor’s Notice of Final Completion; Owner Notice of Final Completion.

(a)           When Contractor believes that it has satisfied the provisions of Sections 14.01(a) through (e) hereof, it shall deliver to Owner and Owner’s Representative a Contractor’s Notice of Final Completion. Such Notice shall state that the Facility has satisfied the requirements for Final Completion and shall contain a report of results of the Performance Tests and Work completed with sufficient detail to enable Owner and Owner’s Representative to determine whether Final Completion has been achieved.

(b)           Owner shall, within fourteen (14) days following receipt of Contractor’s Notice of Final Completion, inspect the Facility and all other Work performed hereunder in order to determine whether there are any defects and/or deficiencies in the Facility that affect the performance of the Facility and review the results of the completed Performance Tests and either: (i) issue Owner’s Notice of Final Completion, or (ii) notify Contractor in writing that Final Completion has not been achieved, stating in detail the reasons therefore. In the event Final Completion has not been achieved, Contractor shall promptly take such action or perform such additional Work or other work as will achieve Final Completion, and thereafter shall issue another Contractor’s Notice of Final Completion pursuant to this Section 14.02. Such procedure shall be repeated until Final Completion has been achieved. Failure by Owner to respond to Contractor’s Notice of Final Completion within fourteen (14) days shall be deemed to constitute Owner’s agreement that all requirements of Sections 14.01(a) through (e) have been satisfied.

(c)           If all requirements of Sections 14.01(a) through (e) hereof and this Section 14.02 (a) and (b) shall have been satisfied, the date of Final Completion shall be the date of delivery to Owner of the latest Contractor’s Notice of Final Completion.

14.03       Final Acceptance. Final Acceptance of the Facility shall be deemed to have occurred if and only if all of the following have occurred:

(a)           Final Completion shall have occurred;

(b)           Owner shall have received all drawings (including two (2) copies of as-built drawings of the Facility and, if the drawings are electronically prepared, one (1) copy of the computer software as prepared by Contractor), specifications, calculations, test data, performance data, equipment descriptions, equipment and system installation instruction manuals, integrated and coordinated operation and maintenance manuals, training aids, spare parts lists and other technical information required hereunder for Owner to start up, operate and maintain the Facility;

(c)           All tools purchased by Contractor as provided herein shall have been delivered to Owner and all replacement spare parts required by Owner to be delivered pursuant to a Change in the Work shall have been purchased for delivery to Owner free and clear of liens;

(d)           All Contractor’s and Subcontractors’ personnel, supplies, equipment, waste materials, rubbish and temporary facilities shall have been removed from the Job Site;

(e)           Owner shall have received from Contractor all information required for Owner’s final fixed asset records with respect to the Facility in accordance with Section 3.01(t);

(f)            Owner shall have delivered to Contractor a Notice of Final Acceptance evidencing that, to the best of Owner’s knowledge, the Punchlist (Substantial Completion) items shall have been completed to the satisfaction of Owner and all of Contractor’s other obligations under this Contract shall have been satisfied in full (except those obligations as specified in this Contract that would otherwise be performed after Final Acceptance);

(g)           Contractor shall deliver to Owner a certification identifying all outstanding claims of Contractor under this Contract with documentation sufficient to support such claims; and

(h)           Contractor shall have assigned or provided Owner with all warranties or guarantees which Contractor received from Subcontractors or Vendors to the extent Contractor is obligated to do so pursuant to Section 18.04.

14.04       No Effect on Scheduled Final Completion Date. No action by Owner or Contractor required or permitted under this Article XIV shall affect the Scheduled Final Completion Date, unless specifically agreed to by Owner.

14.05       Release of Performance Bond. Owner shall release the Surety from all obligations with respect to this Contract one (1) year after the Final Completion Date.

ARTICLE XV—DELAY DAMAGES AND CORRECTIVE MEASURES

15.01       Delay Liquidated Damages. Contractor understands that if Substantial Completion does not occur on or before the Substantial Completion Guaranteed Date, Owner shall suffer substantial damages, including the loss of operating revenue, additional interest and financing charges on funds obtained by Owner to finance the Work, reduction of return on Owner’s equity investment in the Facility, and other operating and construction costs and charges. Therefore, Contractor agrees that if Substantial Completion is not achieved by the Substantial Completion Guaranteed Date, then Contractor shall provide Temporary Chilling Services (as defined in the ESA) until Substantial Completion is achieved provided Owner is not materially harmed by the provision of Temporary Chilling Services, or if Owner is materially harmed by the provision of Temporary Chilling Services, Contractor shall alternatively pay liquidated damages to Owner in the amount of [TBD] per day for each day past the Substantial Completion Guaranteed Date until Contractor achieves Substantial Completion. The costs associated with providing the Temporary Chilling Services and the liquidated damage amount shall be the “Delay Liquidated Damages.” Any amount Contractor is obligated to pay to Owner under this Section 15.01 shall be due and payable on the earlier of: (a) the Substantial Completion Date, and (b) thirty (30) days after receipt of a request therefore from Owner. The cumulative amount of Delay Liquidated Damages shall not exceed the Maximum Contractor Delay Liquidated Damages and shall be subject to the provisions of Section 36.03.

15.02       Performance Tests and Corrective Action. If, after the run of each Performance Test, Contractor has: (a) successfully run each Performance Test, and (b) successfully achieved each of the Performance Guarantees prior to the Substantial Completion Guaranteed Date, then the remaining provisions of this Section 15.02 shall no longer apply. If after the performance of the Performance Tests required to be conducted under Exhibit M prior to Substantial Completion:

(a)           each such Performance Test has been performed; and

(b)           the results from the most recent Performance Tests shall have failed to satisfy the “Performance Tests” as defined in Exhibit M;

then Contractor shall undertake corrective measures which may include the installation of a back-up chiller or other measures (the “Corrective Action Measures”) in an effort to satisfy the Performance Tests as defined in Exhibit M, the collective cost of which shall not exceed the Maximum Contractor Corrective Action Amount.

15.03       Offset. If Contractor is obligated to pay any amount to Owner, as applicable, pursuant to Section 15.01, and such amount is not paid within the time period referred to in Section 15.01, then Owner shall have the right to offset any such amount against any amount then or thereafter due from Owner to Contractor under this Contract and to exercise its rights against any security provided by or for the benefit of Contractor in such order as Owner may elect in its sole discretion.

ARTICLE XVI—CHANGES IN THE WORK

16.01       Owner’s Right to Make Changes. Owner shall have the right, for its own account or upon the occurrence of a Force Majeure event, to make Changes in the Work, whether such changes be modifications, alterations or additions; provided, however, that no such modifications, alterations or additions shall be deemed a Change in the Work requiring an addition to the Contract Fixed Price (or any component thereof) unless, in the sole discretion of the Contractor, it requires a modification of the Statement of Work, or affects the performance of the Facility or limits Contractor’s right to select among options for the Work otherwise meeting the requirements of this Contract.

16.02       Changes Affecting Contract Fixed Price. In the event that Owner contemplates making a Change in the Work that would affect the Contract Fixed Price, Owner shall advise Contractor of same and Owner and Contractor shall then promptly consult (at no charge to Owner) concerning the estimated cost and impact on the Milestone Schedule and the Schedule of Values of implementing the proposed change. Following such consultation, Owner may request and Contractor shall thereupon promptly prepare a detailed estimate relating to the contemplated change on the “Change in the Work” form attached hereto as Exhibit G, including: (a) solely with respect to a change requiring a modification to the Statement of Work or limiting Contractor’s right to select among options for the Work and otherwise meeting the requirements of this Contract, any projected modification of the Contract Fixed Price occasioned by such change, (b) the effect such change could be expected to have on the Milestone Schedule and the Schedule of Values (including but not limited to the Scheduled Final Completion Date) or any other schedule, and (c) the potential effect of such change on Contractor’s ability to comply with any of its obligations hereunder, including warranties and the requirements of Exhibit A. Contractor shall not charge Owner for the costs of making such estimates. Owner shall review such estimate with Contractor for the purpose of agreeing on the matters set forth therein. If the Parties reach agreement on the matters listed in the “Change in the Work” form submitted by Contractor, Owner shall sign “Accepted by Owner” on such form, as amended to reflect the agreement of the Parties. For any Change in the Work which results in a decrease to the Contract Fixed Price, or an increase to the Contract Fixed Price of no more than $5,000, Contractor shall proceed with the Work on the basis of Owner’s acceptance. For any Change in the Work which results in an increase or decrease to the Contract Fixed Price in excess of $5,000, or in the aggregate for all changes greater than $25,000, Contractor shall not proceed until Contractor has received an approved Change in Work form from the Owner. For any Change in the Work resulting in an increase to the Contract Fixed Price, Owner shall pay Contractor, at Owner’s sole discretion, either: (a) a lump sum price agreed to by Owner and Contractor; or (b) a reimbursable price based on Contractor’s actual cost, including: (i) the rates in effect at the time for Contractor’s personnel, (ii) a 1.0 multiplier on all other expenses incurred in performing the Work, including Subcontracts and Vendors, and (iii) Contractor’s reasonable management fee and profit which together shall be ten percent (10%) of such costs. Owner shall promptly adjust (in consultation with Contractor) the Milestone Schedule and the Schedule of Values and any other Exhibits and schedules requiring adjustment to reflect the change agreed upon. In no event shall Contractor undertake or be obligated to undertake a Change in the Work until it has received a “Change in the Work” form accepted by Owner.

16.03       Suspension of Work by Owner for Change Orders. In addition to Owner’s rights under Article XXII, Owner may notify Contractor in writing to suspend Work, for a maximum of five (5) days (but no more than fifteen (15) days in the aggregate during the term of this Contract for all suspensions and no more than five (5) days in the aggregate during such term for suspensions relating to critical path items as identified in the Milestone Schedule) on the portion of the Work affected by a contemplated change (whether or not such change would require a modification to the Contract Fixed Price under Section 15.01) pending Owner’s decision on such change. A suspension of the Work as provided herein shall not affect Contractor’s obligations hereunder to complete the Facility by the Scheduled Completion Guarantee Date.

16.04       Decrease in Work. If a Change in the Work involves a decrease in the Work or results in a decrease to the Contract Fixed Price, Owner and Contractor shall attempt to agree on a lump sum deduction from the Contract Fixed Price. If Owner and Contractor fail to agree on a lump sum, then the deduction shall be based on Contractor’s savings reflecting its direct actual costs.

16.05       Contractor Changes in Work. Contractor may propose Changes in the Work to Owner. However, Contractor shall not make any Changes in the Work (including such changes that have no net cost effect on the Contract Fixed Price) without the prior written consent of Owner, which consent shall be obtained by use of a “Change in the Work” form as provided herein and may be withheld by Owner in its absolute discretion. Neither the Contract Fixed Price nor any component thereof shall be increased with respect to any Change in the Work proposed by Contractor unless such change requires a modification in the Statement of Work.

16.06       Changes in Work Necessitated by Changes in Specifications or Law. If, after the date hereof, there shall be any amendment to the ESA or any Change in Law which necessitates a material change in the Statement of Work, Owner shall direct Contractor to prepare, and explain in reasonable detail the reason therefore, a Change in Work in respect thereof and addressing those items set forth in clauses (a), (b) and (c) of Section 16.02. Upon Owner’s consent, which shall not be unreasonably withheld, such Change in Work shall be implemented.

16.07       Changes in Work from Force Majeure. In the event of any claim by any Party of a Force Majeure in accordance with Article XXIII, which Force Majeure increases Contractor’s costs of performing the Work by more than Twenty-Five Thousand ($25,000) Dollars (individually and in the aggregate), Contractor shall submit a “Change in Work” form with respect to such change. Such proposed “Change in Work” form shall be prepared by Contractor and reviewed by Owner under this Article XVI in the same manner as Changes in the Work proposed by Owner. For purposes of this Section 16.07, any such proposed change shall be deemed a change requiring a modification to the Statement of Work. Upon agreement of the parties concerning a Change in the Work proposed under this Section 16.07 (which agreement, in the case of a change relating to a Critical Path Item, as specified in the Critical Path Schedule, shall be reached within eight (8) days of receipt by Owner of a good faith proposal from Contractor), Contractor shall comply with such changed requirements applicable to the Facility as gave rise to such proposed change.

16.08       No Suspension of Work Without Mutual Agreement. Contractor shall not suspend the Work under Sections 16.05, 16.06 or 16.07 pending resolution of any proposed Change in the Work unless mutually agreed to by Owner and Contractor in writing.

ARTICLE XVII—PERFORMANCE GUARANTEES AND TESTS

17.01       Performance Guarantees and Other Requirements. Subject to Sections 15.02 and 15.03, Contractor shall perform the Work so that the Facility satisfies the Performance Guarantees and other testing requirements set forth in Exhibit M. Contractor shall demonstrate that the Facility satisfies the Performance Guarantees and other testing requirements set forth in Exhibit M as a condition to Substantial Completion by satisfactorily running and completing the Performance Tests.

17.02       Performance Test Procedures. Contractor shall provide Owner, for Owner’s review and approval, detailed performance correction curves not later than one hundred twenty (120) days after the Full Notice to Proceed Date. Such correction curves shall be supplied in accordance with the requirements in Exhibit M. Contractor shall provide Owner, for Owner’s review and approval, detailed Performance Test Procedures and procedures for the start-up and commissioning of the Facility (each prepared in accordance with Exhibit M) not less than one hundred twenty (120) days prior to the anticipated start of commissioning activities. Contractor and Owner shall cooperate reasonably to reach agreement on the Performance Test Procedures to be followed by Contractor not less than sixty (60) days after receipt of the same.

17.03       Performance Test Schedules. Contractor shall start-up and commission the Facility in accordance with the procedures therefore adopted pursuant to Section 17.02. Subject to Contractor’s obligation to pay Delay Liquidated Damages to the extent set forth herein, Contractor shall have the period (the “Performance Testing Period”) through and including the ninetieth (90th) day following the Substantial Completion Guaranteed Date during which Contractor shall run, and, if necessary, re-run each of the Performance Tests necessary to demonstrate compliance with Performance Guarantees. Contractor shall agree with Owner on Performance Test schedules within such Performance Testing Period, such agreement not to be unreasonably withheld or delayed.

17.04       Performance Tests. Contractor shall commission the Facility and shall satisfy all of its other obligations under this Contract to ensure that the Facility has been completed and that all components have been properly adjusted and tested prior to conducting the Performance Tests (except to the extent certain Performance Tests have already been successfully run. Contractor shall conduct the Performance Tests in accordance with the approved Performance Test Procedures and Exhibit M. The representatives of Owner shall have the right to be present during any Performance Tests performed by Contractor under this Article XVII. Contractor must submit to Owner final test reports for each Performance Test as soon as practicable and in any event no later than seventy-two (72) hours after the completion of such Performance Test, and Owner shall be afforded a period of forty-eight (48) hours from receipt of such final reports to review and provide comments thereto.

17.05       Notice of Performance Tests. Prior to the date when Substantial Completion of the Facility has been achieved pursuant to Section 13.03, Contractor shall perform all Work necessary for the conduct of the Performance Tests and, shall start-up the Facility and conduct the Performance Tests and shall satisfy all other of its obligations under this Contract, ensuring that the Facility has been completed and all components have been properly adjusted and tested in accordance with this Contract. Contractor shall provide to Owner and Owner’s Representative five (5) days prior written Notice that the Facility shall be ready for the commencement of the Performance Tests. On the date specified by Contractor for commencement of the Performance Tests, Owner or its designee shall be entitled to observe the start-up of the Facility and commencement of the Performance Tests under the supervision and control of Contractor. Contractor shall keep Owner’s Representative continuously apprised of the specified schedule, and changes therein, for the commencement and re-performance of Performance Tests and shall give Owner’s Representative at least five (5) days prior Notice of the re-performance of any of the Performance Tests. All Performance Tests must be completed within two (2) months of the date of the commencement of the first such test. In the event that any change is made to the Facility before all Performance Tests are satisfactorily completed such that the validity of any previously performed Performance Tests for the changed condition may reasonably be questioned by Owner, Contractor shall re-perform such questionable Performance Tests within the time requirements of the foregoing sentence.

17.06       Notice of Defects and Deficiencies. At any time during and promptly after completion (whether or not successful) of the Performance Tests under Section 17.05 (or any re-performance of such Tests under this Section 17.06), Owner shall advise Contractor and Contractor shall advise Owner in writing of any defects and/or deficiencies in the Facility that were discovered or occurred during such Tests. If Contractor is notified of, or discovers any such defects and/or deficiencies, Contractor shall at Contractor’s sole cost and expense, correct such defects or deficiencies and promptly provide Notice to Owner in writing that such corrective measures have been completed and shall specify the date on which the Facility shall be ready for the respective deficient Performance Tests to be re-performed. After acknowledgement by Owner of receipt of such notification by Contractor, Contractor shall promptly re-perform such Performance Tests and advise Owner in writing of any additional or remaining defects and/or deficiencies that must be corrected by Contractor as a condition to Final Completion. The Performance Tests, as the case may be, shall be performed and re-performed as aforesaid until successful Performance Tests have been completed and all defects and/or deficiencies have been corrected.

17.07       Certificate of Completion of Performance Test. Upon the successful run of a Performance Test as demonstrated by a test report delivered to Owner by Contractor, Owner shall issue a Notice that such test has been successfully run. For the avoidance of doubt, Contractor shall be entitled to repeat tests at its discretion within the Performance Testing Period.

17.08       Owner to Maintain Qualified Personnel. Owner shall maintain qualified personnel on-site as required to operate and maintain the Facility from successful completion of the Performance Tests through the Final Acceptance Date. Contractor shall assist Owner as requested.

17.09       Revenues. Any revenues generated by the Facility during the performance of any Performance Test or otherwise performed shall be paid to and for the benefit of Owner.

ARTICLE XVIII—WARRANTIES CONCERNING THE WORK

18.01       Facility Warranties. Contractor warrants and guarantees with respect to the Facility (the “Facility Warranties”) as follows:

(a)           The Work shall meet all of the requirements set forth in this Contract, including, without limitation, the final Statement of Work. Owner’s rights under this Section 18.01(a) shall expire one (1) year from the date Substantial Completion is achieved; and

(b)           The Work shall be of a quality consistent with Good Industry Practice and Good Engineering and Construction Practice, and free from defects in design, engineering, materials, construction, and workmanship and from deficiencies caused by errors or omissions. Owner’s rights under this Section 18.01(b) shall expire one (1) year from the date Substantial Completion is achieved.

18.02       Materials Warranty. Contractor further warrants that all materials, equipment, tools and supplies furnished by Contractor or its Subcontractors or Vendors hereunder shall be new and of first quality and fit for its particular purpose when installed (unless otherwise specifically agreed to by Owner in writing) (the “Materials Warranty”).

18.03       Notification of Failures to Satisfy Warranty Standards. Owner shall promptly notify Contractor in writing upon discovery of any failure of any of the Work to satisfy Contractor’s Facility Warranties or its Materials Warranty appearing during the applicable Warranty Periods. In the event of any such failure, Contractor shall thereupon, and at its own cost and expense, re-perform any necessary engineering and purchasing relating to such equipment, material, labor and shipping, (excluding the cost of removing any defect and the cost of replacement thereof and excluding any damage to surrounding Work, which shall be Owner’s financial responsibility), as shall be necessary to cause the Work and the Facility to conform to said Facility Warranties or Materials Warranty.

18.04       Other Warranties. Without in any way derogating from Contractor’s own representations and Warranties (including Facility Warranties), Contractor shall use commercially reasonable efforts to obtain from all Subcontractors and Vendors and cause to be extended to Owner prudent representations, warranties, guarantees and obligations with respect to design, materials, workmanship, equipment performance, tools and supplies furnished by such Subcontractors and Vendors. In the event that the effective period of any such warranty is to expire prior to the Contractor’s warranty, Contractor shall use commercially reasonable efforts upon entering into such warranty agreement to obtain an extension of such warranty to make it co-extensive with Contractor’s warranty. All representations, warranties, and obligations of Subcontractors and Vendors shall be: (i) so written as to survive all Owner and Contractor inspections, tests and approvals, and (ii) at the request of Owner and without recourse to Contractor, assignable to and enforceable by Owner, its assigns, and/or any Financing Entity upon default by Contractor or termination or expiration of this Contract. Contractor shall deliver to Owner promptly following execution thereof duly executed copies of all contracts containing such representations, warranties, and obligations.

18.05       Failure to Meet Warranty. Upon receipt from Owner of a written Notice of a failure of any of the Work to satisfy any Subcontractor or Vendor warranty, representation or guarantee obtained by Contractor under Section 18.04, Contractor shall be responsible for enforcing or performing any such representation, warranty or guarantee; provided, however, that Owner at its option and upon prior written notice to Contractor, may enforce any such warranty against any Subcontractor or Vendor in the event that: (i) Contractor’s Facility Warranties or its Materials Warranty has expired, (ii) Contractor has not enforced such warranty against the Subcontractor or Vendor in a timely and diligent manner, or (iii) Contractor is in default pursuant to Article XX and the cure period for such default has expired. Owner’s rights under this Section 18.05 shall commence at the time such representation, warranty or guarantee is furnished and shall continue until the expiration of the latter of Contractor’s relevant Facility Warranty or the relevant Subcontractor or Vendor warranty (including extensions for re-warranties). Until such expiration, the cost of any equipment, material, labor (including reengineering), or shipping shall be for the account of Contractor if such cost is covered by such a Facility Warranty and Contractor shall be required to replace or repair defective equipment, material or workmanship furnished by Subcontractors or Vendors.

18.06       Owner’s Right to Enforce Subcontractor and Vendor Warranties. Commencing on the expiration of each of the respective Facility Warranties, Owner shall be responsible for enforcing all representations, warranties and guarantees from Subcontractors and Vendors, but Contractor shall provide reasonable assistance to Owner in enforcing such representations, warranties and guarantees, when and as reasonably requested by Owner.

18.07       Remedy of Warranty Claims. Except in cases of an emergency requiring immediate curative action by Contractor, within five (5) days of receipt by Contractor of a Notice from Owner under Sections 18.03 and 18.05 specifying a failure of any of the Work to satisfy Contractor’s Facility Warranties or the Materials Warranty, or of any Subcontractor or Vendor representation, warranty or guarantee which Contractor is responsible to enforce, Contractor and Owner shall mutually agree when and how Contractor shall remedy said violation; provided, however, that in case of emergency (including, without limitation, unplanned Facility outages) requiring immediate curative action, Contractor and Owner shall so agree on such remedy immediately upon Notice by Owner of such emergency. If Contractor does not use its commercially reasonable efforts to proceed to complete said remedy within the time agreed to, or should Contractor and Owner fail to reach such an agreement within such five (5) day period (or immediately, in the case of emergency conditions), Owner shall have the right to

18.08       Contractor’s Warranty Obligations Not Diminished. The obligation of Contractor to satisfy the warranties herein shall not be limited, diminished, or restricted by Contractor’s delays in achieving Substantial Completion or failure to achieve Commercial Operation.

18.09       Limited Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS CONTRACT, CONTRACTOR DOES NOT MAKE ANY OTHER EXPRESS WARRANTIES OR REPRESENTATIONS, OR ANY IMPLIED WARRANTIES OR REPRESENTATIONS, OF ANY KIND WHATSOEVER RELATING TO THIS CONTRACT OR DESIGN, EQUIPMENT OR MATERIALS TO BE SUPPLIED BY CONTRACTOR UNDER THIS CONTRACT OR TO THE FACILITY, INCLUDING (WITHOUT LIMITATION) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XIX—TITLE

19.01       Warranty of Title. Contractor warrants good title to all materials, equipment, tools, and supplies furnished by it, its Subcontractors, and/or Vendors that become part of the Facility or are purchased for Owner for the operation, maintenance, or repair thereof. Except as may otherwise be expressly agreed upon in writing, title to all said materials, equipment, tools and supplies shall pass to Owner, free and clear of all liens, claims, charges, security interests and encumbrances whatsoever, on the date upon which Contractor receives reimbursement from Owner for costs incurred by Contractor in purchasing such materials, equipment, tools and supplies However, Contractor shall retain care and custody of said materials, equipment, tools and supplies and exercise due care with respect thereto until the earlier of the Substantial Completion Date or the termination of this Contract. Said transfer of title shall in no way affect Owner’s rights as set forth in any other provision of this Contract.

19.02       Protection of Owner’s Title. For the purpose of protecting Owner’s interest in all materials, equipment, tools and supplies with respect to which title has passed to Owner but which remain in possession of another party, Contractor shall take or cause to be taken all steps necessary under the laws of the appropriate jurisdiction(s) to protect Owner’s title and to protect Owner against claims by other parties with respect thereto.

19.03       Owner’s Use of Documents and Data. All drawings, documents, engineering, and other data furnished or to be furnished by Contractor in performing the Work may be used by Owner for any purpose, including operation, maintenance, repair, and alteration of the Facility.

19.04       Possession and Control Following Substantial Completion. On the date of Substantial Completion, and subject to the ESA, Owner shall take complete possession and control of the Facility and assume responsibility for the daily operation of the Facility. Contractor’s access to and continued presence at the Job Site thereafter, in its capacity as Contractor hereunder, shall be for the sole purpose of achieving Final Acceptance pursuant to Article XIV and completing its obligations under Article XVIII.

ARTICLE XX—DEFAULT

20.01       Contractor Events of Default. Contractor shall be immediately in default of its obligations pursuant to this Contract upon the occurrence of any one or more events of default under subparagraphs (a), (b), (c), (d) or (e) below. Furthermore, Contractor shall be in default of its obligations pursuant to this Contract should any one or more of the following events or conditions described in subparagraphs (f) through (i) below arise or exist and continue for thirty (30) Business Days, in each case following a Notice from Owner to cure such default or if cure cannot be effected within such period, without promptly commencing and diligently pursuing a cure thereof:

(a)           Contractor becomes insolvent, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors; or

(b)           Insolvency, receivership, reorganization, or bankruptcy proceedings are commenced by or against Contractor; or

(c)           Any representation made by Contractor in Section 4.01 was knowingly false or misleading when made; or

(d)           Contractor assigns or transfers this Contract or any right or interest herein, except as expressly permitted under Section 31.01 hereof; or

(e)           The merger, acquisition, sale or transfer of the majority of assets of Contractor without the prior written consent of Owner, which consent shall not be unreasonably withheld; or

(f)            Contractor defaults in its performance under this Contract of any material provision of this Contract; or

(g)           Contractor shall fail to fulfill its obligations under this Contract or shall violate any covenant under this Contract; or

(h)           Contractor fails to make payment when due for labor, equipment or materials in accordance with its agreements with Vendors or Subcontractors, or disregards any Applicable Laws or Applicable Permit or the lawful requirements of any competent authority or disregards the instructions of Owner consistent with this Contract; or

(i)            Contractor fails, neglects, refuses or is unable at any time during the course of the Work, except for any of the reasons described in Section 23.01, to provide sufficient material, equipment, services, or labor to perform the Work in accordance with the Milestone Schedule, approved Work Around Plan or the Statement of Work.

20.02       Owner Remedies. In the event that Contractor is in default pursuant to Section 20.01 hereof, Owner shall have the following rights and remedies, in addition to those rights and remedies that may be available to Owner at law or in equity:

(a)           Owner, without prejudice to any of its other rights or remedies, may terminate this Contract forthwith by delivery of a written Notice of Termination to Contractor; or

(b)           Owner, without incurring any liability to Contractor, shall have the right to default and terminate the Contractor and make demand upon Surety in accordance with the terms of the Payment and Performance Bond referenced in Section 5.01.

20.03       Owner Events of Default. Owner shall be in default of its obligations pursuant to this Contract should any one or more of the following events or conditions arise or exist and continue for thirty (30) days following a Notice in writing by Contractor to cure such default or if cure cannot be effected within such period, without promptly commencing and diligently pursuing a cure thereof:

(a)           Owner assigns or transfers this Contract or any right or interest herein, except as expressly permitted under Section 30.01; or

(b)           Owner fails to make any payment to Contractor when due pursuant to the terms of this Contract; or

(c)           Owner defaults in its performance under any material provision hereof.

20.04       Contractor’s Remedy if Owner Default. In the event that Owner is in default pursuant to either of Sections 20.03(a),(b), or (c) hereof, Contractor’s sole remedy shall be to terminate this Contract and Contractor shall have the rights set forth in Section 21.01(a) hereof.

ARTICLE XXI—TERMINATION

21.01       Rights Following Termination. Owner may terminate this Contract with or without cause at any time by giving written Notice of Termination to Contractor. If the Contract is terminated by Owner without cause or for a cause not specified in Section 20.01, or if this Contract is terminated by Contractor under Section 20.04, Owner and Contractor shall have the following rights, obligations, and duties:

(a)           Contractor shall receive as compensation for the Work performed and expenses incurred, through the date of termination, an amount determined in accordance with the Cancellation Schedule attached hereto as Exhibit E, plus any amounts due in respect of completed or partially completed Work, including retention unless the Letter Of Credit Option is implemented pursuant to Section 7.01(e). If payments made to Contractor prior to termination are less than such amount, Owner shall promptly pay the additional amount to Contractor. If payments already made to Contractor prior to termination are more than such amount, Contractor shall pay Owner the difference; and

(b)           Owner shall have the right, at its sole option, to assume and become liable for any executory obligations that Contractor may have in good faith incurred for its personnel and for any written executory obligations and commitments that Contractor may have in good faith undertaken with third parties (“Third Parties”) in connection with the Work, which obligations and commitments are not covered by the payments made to Contractor under Section 21.01(a). Except as may be reflected in the Cancellation Schedule attached hereto as Exhibit E, Owner shall not be liable for any cancellation charge imposed on Contractor by any Subcontractor or Vendor of Contractor. If Owner elects to assume any obligation of Contractor as described in this Section 21.01(b), then as a condition precedent to Owner’s compliance with any subsection of this Section 21.01, Contractor shall execute all instruments and documents and take all other reasonable steps requested by Owner or its assignee which may be required to vest in Owner or its assignee all rights, set-offs, benefits and titles necessary to such assumption by Owner or its assignee of such obligations described in this Contract against claims by Third Parties relating to events occurring after the date of Owner’s or its assignee’s assumption of any given obligation.

21.02       Limitation on Termination for Convenience. Notwithstanding the foregoing, Owner may not terminate this Contract for its convenience for the sole purpose of depriving Contractor of its profit.

ARTICLE XXII—SUSPENSION

22.01       Owner Suspension. Owner may suspend performance of a portion, or all of the Work by giving Notice to Contractor. Contractor shall not be obligated to resume its construction obligations until such time as directed by Owner. When Contractor resumes its construction obligations, the delay shall be treated as a Change in the Work pursuant to Article XVI. Contractor’s Exhibit F shall be adjusted so that Contractor shall have no obligation to engage in construction at a more rapid pace than it would have had to prior to such suspension unless and on the condition that Owner shall agree to reimburse Contractor for any additional costs associated with an acceleration of Contractor’s construction schedule. In the event of any such suspension, Owner shall compensate Contractor for those costs incurred during the suspension period that are documented by Contractor to the reasonable satisfaction of Owner, attributable solely to the suspension, and are:

(a)           for the purpose of safeguarding and/or storing the Work and the materials and equipment at the point of fabrication, in transit or at the Job Site;

(b)           for personnel, Subcontractor or rented equipment, the payments of which, with Owner’s prior written approval, which approval shall not be unreasonably withheld, is continued during the suspension period; or

(c)           for reasonable costs of demobilization and remobilization.

The rights of Owner to suspend Work for change orders, as provided in Section 16.03, are in addition to, and not subject to, the provisions of this Section 22.01.

22.02       Suspension Impacting Critical Path Items. In the case of any suspension under this Article XXII that impacts Contractor’s Critical Path Items, the Scheduled Completion Date shall be extended by a period equal to the suspension period, plus a reasonable period for demobilization and remobilization and the Milestone Schedule and the Schedule of Values shall be adjusted by Owner after consultation with Contractor, to account for same.

22.03       Contractor Claims for Compensation. All claims by Contractor for compensation under this Article XXII must be made within twenty (20) days after the suspension period has ended and the Work has been either terminated or resumed. Failure of Contractor to make such claim within said period shall be deemed a waiver by Contractor of any such claims.

ARTICLE XXIII—FORCE MAJEURE

23.01       Force Majeure. “Force Majeure”, as used in this Contract, shall mean any event or circumstance, or combinations of events or circumstances, beyond the reasonable control of a Party and its sub-contractors that materially and adversely affects the performance by that Party of its obligations under or pursuant to this Contract, and which, despite the exercise of due diligence, could not reasonably be prevented, avoided or removed including, but not limited to: (i) acts of God; (ii) fires, earthquakes, floods, hurricanes, tornados, tsunamis, ice and ice storms, mudslides, volcanic activity, drought, or epidemics; (iii) acts of civil or military authority, acts of war (whether declared or undeclared), other armed conflicts, acts of the public enemy, acts of terrorism, or threats of terrorism; (iv) acts of any Governmental Authority (including delay, failure to act or priority, but not including an increase in royalties, Taxes or other payments owed to such Governmental Authority); (v) civil disturbances, insurrections, rebellions, or riots; (vi) sabotage (but not sabotage by the employees of the Party or its sub-contractors attempting to claim excuse); (vii) strikes, lockouts or labor disputes, other than those relating to the employees of the Party claiming a Force Majeure Event or its sub-contractors; (viii) embargos or blockades; (x) perils of the sea and loss of equipment for a Conveyance System during marine transit, but only to the extent such losses are otherwise caused by a Force Majeure Event; (xi) explosion or destruction of a Conveyance System or the Resort for reasons outside the control of and not due to the fault or negligence of the owner of such facilities or their sub-contractors or employees or (xii) any failure of Owner or Baha Mar, Ltd. to complete its obligations under the ESA.

23.02       Non Force Majeure. It is specifically understood that none of the following acts or conditions shall constitute Force Majeure: (i) general economic conditions, interest or inflation rates, or currency fluctuations, (ii) the financial condition of the Contractor, or any of their Affiliates or any subcontractor, (iii) union work rules, requirements or demand which have the effect of increasing the number of employees employed at the Facility or otherwise increase the cost to the Contractor of constructing the Facility, (iv) the consequences of errors in design, construction, start-up, or testing, on the part of the Contractor or any of its employees, agents, contractors, subcontractors, suppliers or Affiliates, (v) the failure of the Contractor to secure patents or nongovernmental licenses or similar authorizations in connection with the technology necessary to design, construct, start-up, and test, the Facility, (vi) the failure of any subcontractor or supplier to furnish labor, services, materials or equipment on the dates agreed to, or (vii) strikes, work stoppages or other labor disputes or disturbances. It is further understood that no subsurface condition existing at the Plant Site that adversely affects the ability of the Contractor to construct the Facility on the Plant Site, other than the presence of archeological finds, endangered species, or Hazardous Materials shall constitute Force Majeure.

23.03       Effect of Force Majeure. Except for the obligations of either Party to make payments under this Contract for amounts due prior to the occurrence of an event of Force Majeure, if either Party is rendered wholly or partially unable to perform its obligations under this Contract because of an event of Force Majeure, that Party shall be excused from whatever performance is affected by the event of Force Majeure to the extent so affected and shall not be considered to be in default in respect of any obligation hereunder, if failure of performance shall be due to an event of Force Majeure.

23.04       Notice of Force Majeure Event. If either Party’s ability to perform its obligations under this Contract is affected by an event of Force Majeure described above, such Party shall promptly, upon learning of such event and ascertaining that it shall affect its performance hereunder, give Notice to the other Party stating the nature of the event, its anticipated duration and effect upon the performance of such Party’s obligations, and any action being taken to avoid or minimize its effect. The burden of proof shall be on the Party claiming Force Majeure pursuant to this Section 23.03.

23.05       Duration of Suspension of Performance. The suspension of performance due to an event of Force Majeure shall be of no greater scope and no longer duration than is required. The excused Party shall use commercially reasonable best efforts to continue to perform its obligations hereunder, to correct or cure the event or condition excusing performance and otherwise to remedy its inability to perform.

23.06       Obligations Not Excused. No obligations of either Party that arose before the occurrence of an event of Force Majeure causing the suspension of performance shall be excused as a result of such occurrence unless such occurrence makes such performance not reasonably possible. The obligation to pay money in a timely manner for obligations and liabilities that matured prior to the occurrence of an event of Force Majeure shall not be subject to the Force Majeure provisions.

23.07       Owner’s Actions to Cure Force Majeure Event. If, within a reasonable time after a Force Majeure occurrence that has caused Contractor to suspend or delay performance of the Work, action to be undertaken at the expense of Owner has been identified and recommended to Contractor, and Contractor has failed to take such action as Contractor could lawfully and reasonably initiate to remove or relieve either the Force Majeure occurrence or its direct or indirect effects, Owner may (subject to Section 10.02), in its sole discretion and after written Notice to Contractor, at Contractor’s expense, initiate such reasonable measures as shall be designed to remove or relieve such Force Majeure occurrence or its direct or indirect effects and thereafter require Contractor to resume full or partial performance of the Work. Owner shall invoice Contractor for such amount and, provided such amount is reasonable and is documented to Contractor’s reasonable satisfaction, Contractor shall pay such amount within thirty (30) days of receipt of invoice. If Contractor shall fail to pay such amount within such period, Owner may, upon notice to Contractor, offset such amount against amounts then or thereafter owing by Owner to Contractor under this Contract.

23.08       Effect of Delay by Force Majeure. If a delay occurs that is covered by this Article XXIII, the Scheduled Substantial Completion Guaranteed Date, shall be extended by a period equal to the amount of time (including a period for demobilization and remobilization) reasonably determined by Owner, in consultation with Contractor, to be necessary for Contractor to make up for the delay. The Milestone Schedule and the Schedule of Values and any other schedule affected by such delay shall be adjusted as appropriate to reflect the new Scheduled Substantial Completion Guaranteed Date. Subject to Section 23.04, delay in the Scheduled Completion Date and adjustment of the Milestone Schedule and the Schedule of Values and other affected schedules together with the rights set forth in Section 16.06 shall be Contractor’s sole remedies in the event of a delay covered by this Article XXIII.

ARTICLE XXIV—INSURANCE

24.01       Owner Provided Insurance. Owner shall obtain and maintain at Owner’s expense, builder’s risk insurance for the Facility and show Owner’s Financing Party as additional insured and loss payee, on an “all risk” replacement-cost basis in a completed value form with extended coverage until the date when the Facility is declared by Owner to be in Commercial Operation. This insurance shall provide:

(a)           property coverage for the Facility, which insurance shall include coverage for removal of debris and shall insure the buildings, structures, machinery, equipment, facilities, fixtures and other properties constituting a part of the Facility, in a minimum amount equal to the probable maximum loss of the Facility;

(b)           off-site coverage including transit coverage with sub-limits to insure the full replacement value with no co-insurance of any key equipment item, and coverage with sub-limits sufficient to insure the full replacement value of any property or equipment not stored on the Job Site;

(c)           identical coverage for operational testing and other operation of the Facility prior to the date the Facility is declared by Owner to be in Commercial Operation;

(d)           coverage for flood, earthquake, and windstorm with sub-limits of Twenty Million Dollars ($20,000,000) (in the aggregate); and

(e)           the policy shall name Contractor, Contractor’s Construction Manager, contractors, and subcontractors of every tier as their interests may appear.

24.02       Contractor Provided Insurance.

(a)           Insurance Quality. Contractor shall provide the primary insurance set forth in Section 24.03 with the indicated limits, using an insurance company or companies that carry an A.M. Best’s “A” or equivalent rating, that are authorized to do business in The Bahamas and in accordance with the terms of this Contract.

(b)           Term. Coverages shall remain in full force and effect until the Final Acceptance Date.

(c)           Additional Insureds. All insurance companies, by certificate, shall expressly indicate the purpose for which the Certificate has been issued and agree, except for Workers Compensation and Professional Liability, to include as additional insureds Owner and its assigns.

(d)           Waiver of Subrogation. All policies shall provide for a waiver of subrogation against Owner, its assigns, Affiliates, employees, insurers and underwriters and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under any such policy. Contractor further releases, assigns and waives any and all rights of recovery against Owner, its Affiliates, employees, successors, permitted assigns, insurers and underwriters, and against other contractors and Subcontractors which Contractor may otherwise have or acquire in or from or in any way connected with any loss covered by policies of insurance maintained or required to be maintained by Contractor pursuant to this Contract or because of deductible clauses in or inadequacy of limits of any such policies of insurance.

(e)           Deductibles. All deductibles applicable to the insurance shall be agreed upon by the Contractor and Owner and shall be paid by the Contractor.

(f)           Retention Features. In the event any insured party suffers a loss or incurs a claim that is within the scope of any such policy, the deductible portion of such loss or claim shall be borne by the party required to provide the policy of insurance.

(g)           Independent Coverages. All policies of liability insurance shall also be endorsed as follows: (i) to provide a severability of interests or cross liability clause; (ii) to provide that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Owner; and (iii) to name the Owner and its officers, agents and employees, as additional insureds.

24.03       Contractor Required Coverages. Coverages to be provided by Contractor from the date of the Full Notice to Proceed to the date of Final Acceptance are as follows:

(a)           General Liability. The Contractor and each Subcontractor shall carry commercial general liability insurance against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for premises-operations, products completed operations shall be provided for two (2) years following the date of Final Acceptance, blanket contractual, explosion, collapse and underground coverage, independent contractors coverage, broad form property damage and personal injury insurance with a $1,000,000 limit per occurrence for combined bodily injury and property damage and a $2,000,000 aggregate annual limit (provided that aggregate limits of liability if written under a policy covering more than the Facility shall apply specifically to claims occurring with respect to the Facility). Contractor further agrees that Owner shall be endorsed to the policy as an additional insured and shall evidence such requirement by providing Owner with a copy of the endorsement (blanket endorsements are hereby deemed acceptable) along with a certificate of Insurance stating that Owner is endorsed as an additional insured.

(b)           Aircraft. If the performance of any of the work requires the use of any aircraft that is owned, leased or chartered by the Contractor or any of its Subcontractors, such entity shall carry aircraft liability insurance with a $1,000,000 minimum limit per occurrence for property damage and bodily injury including passengers and crew and shall cause Owner to be an additional insured party under such insurance policy.

(c)           Excess Liability. The Contractor shall carry excess liability insurance on an “occurrence” basis pursuant to an “umbrella” policy covering claims in excess of and following the terms of the underlying insurance as set forth in subparagraphs (c), (d), (f) and (g) hereof, with a $10,000,000 minimum limit per occurrence and a $10,000,000 aggregate annual limit (provided that aggregate limits of liability if written under a policy covering more that the Facility shall apply specifically to claims occurring with respect to the Facility).

(d)           Workers Compensation. The Contractor, each Subcontractor, and each Vendor who will have employees on the Job Site shall carry: (i) workers’ compensation insurance in amounts required by law, and (ii) employers’ liability insurance with a liability limit of not less than $1,000,000. The Contractor shall require each of its Subcontractors and Vendors who shall be present at the Job Site to carry such coverage.

(e)           Automobile Liability. The Contractor shall procure and maintain a policy that includes all owned and hired cars. The policy shall include non-ownership liability coverage and include Owner as an additional named insured. Limits of liability shall be $1,000,000 for each claim, and $3,000,000 annual aggregate.

(f)            Property Insurance - Tools and Equipment. The Contractor shall procure and maintain a policy of property insurance covering its tools and equipment located at or in the vicinity of the Job Site for their full insurable value. The Contractor shall also require each of its Subcontractors and Vendors who conduct active operations on the Job Site or adjacent thereto to carry a similar policy of insurance.

(g)           Professional Liability. The Contractor shall procure and maintain a professional liability policy with limits of liability of $1,000,000 each claim and $3,000,000 annual aggregate.

(h)           Insurance at Contractor’s Cost. Each of the insurance policies required by subparagraphs (a) through (g) above shall be obtained and maintained by the person required to procure and maintain such policy at its sole cost and expense without reimbursement by Owner.

24.04       Evidence of Insurance. Insurance, and any renewals thereof, shall be evidenced by copies of specific policy endorsements naming Owner as an additional insured (Blanket endorsements are deemed acceptable) accompanied by certificates of insurance (and, if requested, copies of the actual policies) issued or countersigned by a duly authorized representative of the issuer and delivered to Owner for its approval prior to the Limited Notice to Proceed Date or, in the case of a renewal, as reasonably provided by the insurer. All such insurance certificates shall provide a severability of interests or cross-liability clause and that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Owner and shall represent and warrant that the policies may not be cancelled or changed without prior written Notice to Owner or its assignees in accordance with the policy terms. All property policies required hereunder shall provide for the assignment by Contractor of any insurance proceeds paid thereunder to Owner as its interests may appear.

24.05       Subcontractor Insurance Requirements. Contractor shall require that all Subcontractors providing equipment, materials or services directly to Contractor in connection with the construction of the Facility to obtain, maintain and keep in force during the time during which they are involved in performance of the Work coverage in form and substance reasonably acceptable to the Contractor and Owner. The provisions of this Section 24.05 shall apply to Subcontractors where such scope of work could lead to a loss exposure greater than $100,000, regardless of their contract price. Any decision to waive this requirement rests solely with the Owner. Contractor shall obtain certificates of insurance evidencing such coverage and provide Owner with such certificates (and copies of the actual policies if Owner so directs). Contractor shall not be excused from its obligation to cause each such Subcontractor to meet the insurance coverage requirements set forth in this Section 24.05, unless Contractor shall have obtained in writing Owner’s waiver, which shall be effective only as to such requirements and for such Subcontractors as are specifically identified therein. Owner agrees to grant any such waiver requested by Contractor upon Contractor’s agreement to pay any increase in premiums in worker’s compensation, commercial general liability, or automobile liability coverage resulting from such waiver.

ARTICLE XXV—LOSS OR DAMAGE

25.01       Owner Responsibility for Loss or Damage. Except as provided in Section 25.02, Owner assumes full responsibility for the cost of replacing the loss or repairing the damage to all materials, equipment, supplies, and maintenance equipment (including temporary materials, equipment and supplies), which are purchased for permanent installation in or for use during construction of the Facility, regardless of whether Owner has title thereto under this Contract. Notwithstanding the foregoing, Contractor shall pay all deductible amounts under any insurance policy covering any such loss or repair to the extent so provided in Section 24.01.

25.02       Delivery of Materials to Job Site. Contractor shall be responsible to assure safe delivery of all materials, equipment, supplies, and other items to the Job Site.

ARTICLE XXVI—INDEMNIFICATION

26.01       Contractor Indemnification. Contractor shall defend, indemnify and hold harmless Owner and its owners, members, employees, agents, officers and assigns and their respective employees, agents, officers, partners, and directors and any Person acting for or on behalf of Owner and any of their respective assigns and Owner’s Representative and their assigns, from and against all claims, damages, losses, and expenses (including but not limited to reasonable attorneys’ fees and court costs) for property damage, personal injury, and/or death, which directly or indirectly:

(a)           arise out of or result from, or are alleged to have arisen out of or resulted from: (i) any negligent, reckless or otherwise tortious act or omission (including strict liability), during the performance of the Work, or any curative action under any warranty following performance of the Work, of Contractor, any Subcontractor or any Vendor or anyone directly or indirectly employed by any of them, or anyone for whose acts such Person may be liable, or (ii) any claims asserted against or losses incurred by Owner as a result of liens filed by Contractor, Subcontractors, Vendors or suppliers or any other Person performing any Work;

(b)           arise, or are alleged to have arisen during the performance of the Work or any such curative action, under any scaffolding or structural work act or law or any act or law relating to the protection of adjacent landowners of any state or other governmental body as a result of any act or omission of Contractor, or Subcontractors or Vendors or any of their respective agents or employees which is negligent, reckless or otherwise tortious (whether intentional or in strict liability);

(c)           arise out of or result from, or are alleged to have arisen out of or resulted from the failure of Contractor to comply with Applicable Laws or the conditions or provisions of Applicable Permits; or

(d)           in any way arise out of or in connection with, or are alleged to have arisen out of or to be in connection with any Hazardous Material brought or created on the Job Site by Contractor, or any of its Subcontractors or Vendors or any of their respective agents or employees on and after the date Contractor first commences Work on the Job Site pursuant to the Limited Notice to Proceed.

26.02       Owner Cooperation. If Contractor has charge of a suit brought against Owner by a third party, Owner shall render such cooperation as Contractor shall reasonably request in the defense of such suit except that Owner shall have the right to be represented therein by counsel of its own choice and at its own expense. Contractor shall not agree to the settlement of any such suit without the express written consent of Owner.

26.03       No Limitation on Owner Remedies. The foregoing provisions of this Article XXVI shall not deprive Owner of any other defense, indemnity action, right, or remedy otherwise available to Owner at common law or in equity.

26.04       Owner Indemnification. Owner shall defend, indemnify and hold harmless Contractor and its owners, members employees, agents, officers and assigns and Subcontractors and Vendors from and against all claims, damages, losses, and expenses (including but not limited to reasonable attorneys’ fees and court costs) for property damage, personal injury, and/or death, which directly or indirectly result from Owner’s negligent, reckless or otherwise tortious act or omission (including strict liability), Owner’s violation of this Contract, Hazardous Materials on the Job Site that existed at the time the Full Notice to Proceed is issued or which are brought onto the Job Site by the Owner or any party under the Owner’s control or Owner’s violation of Applicable Laws or Applicable Permits.

ARTICLE XXVII—PATENT INFRINGEMENT AND OTHER INDEMNIFICATION RIGHTS

27.01       Contractor Indemnification for Intellectual Property Rights. Contractor shall defend, indemnify and hold harmless Owner against all loss, damage and expense (including court costs and reasonable attorneys’ fees) arising from any claim or legal action for unauthorized disclosure or use of any trade secrets, or of patent, copyright or trademark infringement arising from Contractor’s performance (or that of its Subcontractors or Vendors) under this Contract and/or asserted against Owner that either: (a) concerns any equipment, materials, supplies, or other items provided by Contractor or any Subcontractor or Vendor under this Contract; or (b) is based upon or arises out of the performance of the Work by Contractor or any Subcontractor or Vendor, including the use of any tools, implements or construction by Contractor or any Subcontractor or Vendor; or (c) is based upon or arises out of the design or construction of any item or unit specified by Contractor under this Contract or the operation of any item or unit according to directions embodied in Contractor’s final process design, or any revision thereof, prepared or approved by Contractor.

27.02       Contractor’s Prosecution of Suit. If such claim or legal action for such infringement results in a suit against Owner, Contractor shall, at its election and in the absence of a waiver of this indemnity by Owner, have sole charge and direction thereof in Owner’s behalf so long as Contractor diligently prosecutes said suit; provided, however, that no settlement to any such action shall be agreed to by Contractor without the express written consent of Owner.

27.03       Owner Cooperation. If Contractor has charge of a suit brought against Owner by a third party, Owner shall render such cooperation as Contractor may reasonably request in the defense of such suit except that Owner shall have the right to be represented therein by counsel of its own choice and at its own expense.

27.04       Injunction. If Owner is enjoined from completion of the Facility or any part thereof, or from the use, operation or enjoyment of the Facility or any part thereof as a result of such claim or legal action or any litigation based thereon, Contractor shall promptly arrange to have such injunction removed at no cost to Owner. If any such injunction has not been removed within thirty (30) days of the imposition thereof, Contractor shall, at its sole cost and expense, obtain as promptly as can reasonably be done, acquire the right to use such alternative patent, trademark, copyright, trade secret or similar right meeting the requirements of this Contract as is necessary to replace the patent, trademark, copyright, trade secret or similar right subject to such injunction.

27.05       Acceptance of Design Not a Waiver. Owner’s acceptance of Contractor’s engineering design and/or proposed or supplied materials and equipment shall not be construed to relieve Contractor of any obligation hereunder.

ARTICLE XXVIII—TREATMENT OF PROPRIETARY INFORMATION

28.01       Confidential and Proprietary Information. Any information concerning the parties hereto that is designated in writing as proprietary and disclosed to the other party incident to the performance of Work pursuant to this Contract is disclosed in confidence and the transferee shall not publish or otherwise disclose it to others without the written approval of the transferor; provided, however, that nothing herein shall limit either party’s right to disclose any data provided by the other party hereunder which: (i) was furnished by such party prior to the execution of this Contract without restrictions, (ii) becomes knowledge available within the public domain, (iii) is received by either party from a third party without restriction and without breach of this Contract, or (iv) is otherwise subject to disclosure pursuant to law; and provided, further, that nothing herein shall limit the right of Owner to provide any information regarding Contractor, any Subcontractor and any Vendor to any financing entity (or advisors retained on their behalf) or their successors and assigns or to any governmental authority having jurisdiction and asserting a right to such information.

28.02       Export Regulations. Contractor agrees to comply with United States Department of Commerce Export Administration Regulations regarding the export to foreign countries of technical data or information or any product based thereon and shall not knowingly ship or otherwise communicate or allow to be shipped or communicated, either directly or indirectly, any technical data information or any product based thereon in connection with the Work to any country to which such shipment or communications prohibited by said Regulations, unless prior written authorization is obtained from the office of Export Administration, United States Department of Commerce either directly or through Owner.

ARTICLE XXIX—INVENTIONS AND LICENSES

29.01       License of Inventions. All Work performed under this Contract, including any invention based wholly or in part on or derived from proprietary information received from Owner or conceived or first reduced to practice by Contractor, its employees or agents during the course of the Work shall be deemed a “work for hire” and shall be owned by Owner. Owner shall grant to Contractor an irrevocable, nonexclusive, royalty-free license, for use in connection with operation, maintenance, repair, or alteration of the Facility, or any other use.

29.02       License of Other Intellectual Property. Contractor further agrees to grant and hereby grants to Owner an irrevocable, royalty-free, nonexclusive license, under all other patents, trademarks, copyrights, trade secrets and similar rights now or hereafter owned or controlled by Contractor, to the extent necessary for the operation, maintenance, repair or alteration of the Facility or any unit or component thereof designed, specified or constructed by Contractor under this Contract.

ARTICLE XXX—ASSIGNMENT BY OWNER

30.01       Assignment by Owner. Without the prior consent of Contractor, Owner may, upon reasonable advanced written notice: (i) assign all or part of its right, title, and interest in this Contract to any Financing Entity, and (ii) assign its rights and delegate its duties under this Contract to any Affiliate of Owner or any entity controlled, controlling or under common control with Owner. Any such assignee shall agree in writing to be bound by the provisions of this Contract. Any such assignment under subsection (ii) shall release Owner from all liabilities under this Contract. In addition, Owner may assign all or part of its right, title, and interest in this Contract to any other person or entity with the prior written approval of Contractor, which approval shall not be unreasonably withheld.

ARTICLE XXXI—ASSIGNMENT BY CONTRACTOR

31.01       Assignment by Contractor. It is expressly understood that this Contract is personal to Contractor and that, except as provided in the following sentence, Contractor shall have no right, power, or authority to assign or delegate this Contract or any portion thereof, either voluntarily or involuntarily, or by operation of law. Contractor may assign its rights to receive payment under this Contract. Contractor’s assignment or delegation of any of its Work hereunder shall be ineffective to relieve Contractor of its responsibility for the Work assigned or delegated.

ARTICLE XXXII—INDEPENDENT CONTRACTOR

32.01       Relationship of the Parties. Contractor is an independent contractor and nothing contained herein shall be construed as constituting any relationship with Owner other than that of Owner and independent contractor, nor shall it be construed as creating any relationship whatsoever between Owner and Contractor’s employees. Neither Contractor, nor any of its employees, is or shall be deemed to be an employee of Owner.

32.02       Contractor Responsibility to Its Employees. Subject to Section 3.01(n), Contractor has sole authority and responsibility to employ, discharge, and otherwise control its employees.

32.03       Contractor Responsibility for Agents, Subcontractors, etc. Contractor hereby accepts complete responsibility as a principal for its agents, Subcontractors, Vendors, their respective employees, agents and Persons acting for or on their behalf, and for all others it hires to perform or assist in performing the Work.

ARTICLE XXXIII—LIENS AND CLAIMS

33.01       Lien Indemnity. Contractor shall indemnify and hold harmless Owner and defend it from and against any and all loss, costs, damages and expense arising out of or in connection with any and all liens filed in connection with the Work (except for liens filed as a result of Owner’s failure to pay in accordance with the terms of this Contract), including, without limitation, all expenses and reasonable attorneys’ fees incurred by Owner in discharging any liens or similar encumbrances. If Contractor shall fail to discharge promptly any lien or claim upon the Facility, any interest therein, or upon any materials, equipment or structures encompassed therein, or upon the premises upon which they are located, Owner may so notify Contractor in writing and Contractor shall then satisfy or defend any such liens or claims. If Contractor either does not promptly satisfy such liens or claims or does not give Owner reasons in writing satisfactory to Owner for not causing the release of such liens or paying such claims, Owner shall have the right, at its option, after written notification to Contractor, to cause the release, pay or settle such liens or claims, and Owner at its sole option may: (i) require Contractor to pay, within five (5) days of request by Owner, or (ii) offset against amounts due or to become due, including amounts held by Owner hereunder as retainage, to Contractor all costs and expenses incurred by Owner causing the release, paying or settling such liens or claims, including, without limitation, administrative costs, attorneys’ fees and other expenses. Contractor shall have the right to contest any such lien provided it first provides to Owner a bond or other assurances of payment reasonably satisfactory to Owner, in the amount of such lien in form and substance satisfactory to Owner.

ARTICLE XXXIV—NOTICES AND COMMUNICATIONS

34.01       Notice Addresses. Any notice pursuant to the terms and conditions of this Contract shall be in writing and: (i) delivered personally, or (ii) sent by certified mail, return receipt requested, or (iii) sent by a recognized overnight mail or courier service, with delivery receipt requested, to the following addresses:

If to Contractor:
President, DCO Bahamas, LTD.
5429 Harding Highway, Bldg. 500
Mays Landing, NJ 08330
Phone: 609-837-8010
Email: fdicola@dcoenergy.com

With copy to:
Chief Financial Officer, DCO Bahamas, LTD.
5429 Harding Highway, Bldg. 500
Mays Landing, NJ 08330
Phone: 609-896-3111
Email: mjingoli@jingoli.com

If to Owner:
Ocean Thermal Energy Corporation
Attention: Jeremy Feakins, Chairman and CEO
800 South Queen Street
Lancaster, PA 17603
Phone: 717-299-1344
E-mail: jeremy@otecorporation.com

With copy to:
DLA Piper, LLP
Attention: John F. Pierce
701 Fifth Ave., Suite 7000
Seattle, WA 98104
Phone: 206-839-4815
E-mail: john.pierce@dlapiper.com

34.02       Effectiveness of Notices. Notices shall be effective when received by the other party.

34.03       Communications With Project Manager. Any technical or other communications pertaining to the Work shall be with each party’s respective Project Manager. Each party’s respective Project Manager shall be authorized on behalf of such party to administer this Contract, agree upon procedures for coordinating the efforts of Owner and Contractor, and when appropriate, to furnish information to or receive information from the other party in matters concerning the Work.

ARTICLE XXXV—CONDITIONS PRECEDENT

35.01       Conditions Precedent. All rights, obligations, and liabilities of the parties hereunder shall be subject to the satisfaction by Owner before the Full Notice to Proceed Date of each of the following conditions precedent:

(a)           execution of the ESA;

(b)           compliance with all Applicable Laws;

(c)           receipt of all certificates of insurance and all applicable endorsements to insurance policies, as are required by the terms of this Contract for the construction of the Facility;

(d)           receipt of a Payment and Performance Bond in substantially the forms set forth in Exhibit H (any such bond obtained pursuant hereto shall not terminate without the prior written consent of the Owner); and

(e)           Owner shall have completed its financing for the Facility and secured the amount of funds deemed needed by it to satisfy its payment obligations hereunder.

ARTICLE XXXVI—LIMITATION OF LIABILITY AND REMEDIES

36.01       Limitation on Damages. Except for the damages and obligations specified under Section 15.01, and notwithstanding anything else in this Contract to the contrary, neither party shall be liable to the other party for any loss of profits, loss of revenue, or loss of use of the Facility or any indirect consequential, exemplary, or special damages arising from a failure by either party to perform any obligation under this Contract whether such liability arises in contract, tort (including negligence or strict liability), or otherwise.

36.02       Performance Security. Contractor shall furnish a performance bond and labor and material payment bond (the “Payment and Performance Bonds”) meeting all statutory requirements of The Bahamas in form and substance satisfactory to Owner and, without limitation, complying at a minimum with the following specific requirements:

(a)           except as otherwise required by statute, the form and substance of the Payment and Performance Bonds a shall be satisfactory to Owner in its sole judgment;

(b)           the Payment and Performance Bonds shall be executed by a responsible surety (the “Surety”) approved by Owner in its reasonable discretion, but in any event, licensed to do business in The Bahamas and having an A.M. Best rating of “A” or higher;

(c)           the Payment and Performance Bonds shall name Owner and any designated Financing Entity as co-beneficiaries, and be in a penal sum equal to the Contract Price;

(d)           Contractor shall require the attorney in fact who executes the required Payment and Performance Bonds on behalf of the Surety to affix thereto a certified and current copy of his or her power of attorney indicating the monetary limit of such power;

(e)           every Payment and Performance Bond must display the Surety’s bond number;

(f)            a rider including the following provision shall be attached to each Payment and Performance Bond.

The Surety hereby agrees and consents to and waives notice of any addition, alteration, omission, change or other modification of the Contract and related documents or any forbearance on the part of either Owner or Contractor, so long as any such items do not constitute: a cardinal change; a material alteration of the contract; an overpayment or prepayment by Owner; an extension of time which prejudices the Surety; a failure of Owner to mitigate damages; or Owner’s failure to exercise its remedies under the Contract. For the avoidance of doubt, the actual cost charged by the Surety for the obtaining the initial Payment and Performance Bonds is included in the Contract Price. If the Contract Price is thereafter increased pursuant to Change Orders, then Contractor shall cause the amount of the Payment and Performance Bonds to be increased so that the aggregate amount of such bonds shall be equal to the Contract Price (not to exceed the Contract Price, as adjusted), and the actual costs charged by the Surety to Contractor for any such increase shall be reflected in any such Change Order so as to be added to the Contract Price.

36.03       Limitations on Contractor’s Liability. In no event shall Contractor’s liability pursuant to this Contract, whether arising in contract, warranty, or otherwise, be greater in the aggregate than an amount equal to fifteen percent (15%) of the Contract Price (as the same may increase or, subject to Section 16.01, decrease from time to time in accordance with the terms of this Contract).

In no event shall Contractor’s aggregate liability: (a) under Section 15.01 for the provision of Temporary Chilling Services or Delay Liquidated Damages exceed the Maximum Contractor Delay Liquidated Damages, (b) under Sections 15.02 for Corrective Action Measures exceed the Maximum Contractor Corrective Action Amounts, or (c) for the aggregate amount of all Delay Liquidated Damages and Corrective Action Measures payable by Contractor under this Contract exceed a collective sum of fifteen percent (15%) of the Contract Price (as the same may increase or, subject to Section 16.01, decrease from time to time in accordance with the terms of this Contract).

36.04       Limitation on Owner’s Liability. In no event shall the aggregate liability of Owner pursuant to this Contract, whether arising in contract, warranty, or otherwise, be greater than the Contract Price (as the same may increase from time to time in accordance with the terms of this Contract). Contractor’s sole recourse for any damages or liabilities due to Contractor by Owner pursuant to this Contract shall be limited to the assets of Owner without recourse individually or collectively to the assets of the members or the Affiliates of Owner, or their respective officers, directors, employees or agents.

36.05       Releases, Indemnities, and Limitations. Except as expressly set forth herein, releases, assumptions of and limitations on liabilities and limitations on remedies expressed in this Contract as well as waivers of subrogation rights shall apply even in the event of fault, negligence, or strict liability of the party released or whose liability is limited or assumed or against whom right of subrogation are waived and shall extend to the officers, directors, employees, licensees, agents, partners, or entities of such partners such as partners and related entities.

36.06       Representations and Remedies. Each Party makes no representations, covenants, warranties, or guarantees, express or implied, other than those expressly set forth herein and in the Exhibits hereto. The Parties’ rights, liabilities, responsibilities, and remedies with respect to this Contract, the Work and the Equipment and Materials shall be exclusively those expressly set forth in this Contract.

ARTICLE XXXVII—HAZARDOUS MATERIALS

37.01       Hazardous Materials. Contractor shall not and shall not permit any of its Subcontractors, directly or indirectly to, permit the manufacture, storage, transmission, or presence of any Hazardous Materials on the Job Site, except in accordance with Applicable Laws and Applicable Permits. Contractor shall not and shall not permit any of its Subcontractors to release, discharge or otherwise dispose of any Hazardous Materials on the Job Site. Contractor shall promptly comply with all lawful orders and directives of all Governmental Authorities regarding Applicable Laws and Applicable Permits governing Contractor’s Work except to the extent any such orders or directives are being contested in good faith by appropriate proceedings in connection with the Work. If Contractor discovers, encounters or is notified of the existence of any contaminated materials or Hazardous Materials at the Job Site, then: Contractor shall promptly notify Owner thereof and cordon off the area containing such contaminated materials or Hazardous Materials; Contractor shall take reasonable steps to stop and contain the release of Hazardous Materials. If such Hazardous Materials are Contractor Hazardous Materials, then: (i) Contractor shall not be entitled to any extension of time or additional compensation hereunder for any delay or costs incurred by Contractor as a result of the existence of such Contractor Hazardous Materials, and (ii) Contractor shall: (x) at Contractor’s sole expense and risk, arrange for disposal and all associated handling, storage, transportation, treatment and delivery required for disposal of such Hazardous Materials, and remediate the Job Site in accordance with all Applicable Permits or as directed or requested by any Governmental Authorities, and (y) indemnify, release and hold Owner harmless from all Losses incurred by Owner resulting from the presence, or in connection with the disposal of, such Contractor Hazardous Materials, or resulting from such remediation of the Job Site by Contractor; and if such Hazardous Materials are Owner Hazardous Materials, then, whether located above or below surface, these circumstances shall be a Force Majeure, and: (a) Contractor shall be entitled to adjustments to the Contract Price and/or the applicable items in the Milestone Schedule, including, but not limited to, the Substantial Completion Guaranteed Date, in each case to the extent provided under Section 23.07, and (b) Owner shall (x) be responsible, at Owner’s sole expense and risk, for disposal and all associated handling, storage, transportation, treatment and delivery required for disposal of such Owner Hazardous Materials, and for remediation of the Job Site in accordance with all Applicable Permits or as directed or requested by any Governmental Authorities and (c) indemnify, release and hold Contractor harmless from all Losses incurred by Contractor resulting from the presence, or in connection with the disposal of, such Owner Hazardous Materials, or resulting from such remediation of the Job Site by Owner.

ARTICLE XXXVIII—MISCELLANEOUS

38.01       Severability. The invalidity or unenforceability of any portion or provision of this Contract shall in no way affect the validity or enforceability of any other portion or provision hereof. Any invalid or unenforceable portion or provision shall be deemed severed from this Contract and the balance of the Contract shall be construed and enforced as if the Contract did not contain such invalid or unenforceable portion or provision. In the event any such provision of this Contract is so declared invalid, the parties shall promptly negotiate in good faith new provisions to eliminate such invalidity and to restore this Contract as near as possible to its original intent and effect.

38.02       Alternative Dispute Resolution: Governing Law and Venue.

(a)           Alternative Dispute Resolution Through Mediation.

(i)            Resolution of disputes between Owner and the Contractor arising under this Contract must first be addressed via Alternative Dispute Resolution through Mediation. The Contractor must proceed with all work required under this Contract during the mediation process described below if so required by Owner in its sole discretion.

(ii)            A dispute arising under this Contract shall be submitted in writing to Owner’s Representative with all facts and supporting data. The Owner’s Representative shall review the dispute and issue his/her decision or request addition facts or documentation after which he/she shall render a decision.

(iii)           After receipt of the decision of the Owner’s Representative, disputes arising under this Contract shall be submitted for mediation to the American Arbitration Association (AAA) under the American Arbitration Association Construction Industry Mediation Rules prior to being submitted to a court for adjudication. The Board may seek injunctive or declaratory relief in a court at any time without proceeding to mediation.

(iv)          Owner or the Contractor have the right to demand the joinder of other interested parties in the dispute unless the mediator appointed to resolve the dispute determines that such joinder is inappropriate.

(v)           Whenever more than one dispute of a similar nature arises under this Contract, Owner or the Contractor may demand that the disputes be joined unless the mediator appointed to resolve the dispute determines that the disputes are inappropriate for joinder.

(vi)          The party seeking mediation shall pay the entire case filing or setup fee to the American Arbitration Association. All other expenses shall be paid in accordance with the AAA Construction Industry Mediation Rules.

(b)           Governing Law and Venue. This Contract shall be governed by the internal laws of New York.

38.03       Survival. The provisions of Articles IV, XVIII, XIX, XXIV, XXVI, XXVII, XXVIII, XXIX, XXXIII, XXXVI, XXXVII hereof shall survive the termination (whether by completion of the Work or otherwise) of this Contract.

38.04       Entire Agreement. This Contract constitutes the entire agreement between the parties with respect to the matters dealt with herein, and there are no oral or written understandings, representations or commitments of any kind, express or implied, which are not expressly set forth herein.

38.05       Modifications. No oral or written modification of this Contract by any officer, agent, or employee of Contractor or Owner, either before or after execution of this Contract, shall be of any force or effect unless such modification is in writing and is signed by the party to be found thereby.

38.06       No Waiver. Either party’s waiver of any breach or failure to enforce any of the terms, covenants, conditions or other provisions of this Contract at any time shall not in any way affect, limit, modify or waive that party’s right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provision hereof, any course of dealing or custom of the trade notwithstanding.

38.07       Cooperation for Financing. Contractor acknowledges that attainment of financing for construction of the Facility may be subject to conditions that are customary and appropriate for the parties providing financing. Therefore, Contractor agrees to cooperate with Owner in the good faith negotiation and execution of any reasonable amendment to or modification of this Contract required by any financing entity in order to obtain such financing, provided, however, that any such change shall not have a material adverse impact on Contractor.

38.08       Authorization to Execute Contract. By their execution hereof, the parties represent and warrant that they are authorized to enter into this Contract and that this Contract represents such party’s valid and binding obligation, enforceable according to its terms.

38.09       Headings. The headings contained herein are not part of this Contract and are included solely for the convenience of the parties.

38.10       No Third Party Beneficiaries. The provisions of this Contract are intended for the sole benefit of Owner and Contractor and there are no third party beneficiaries hereof, except Financing Party, where expressly provided, other than assignees contemplated by the terms herein.

38.11       Drafting Responsibility. Neither party shall be held to a higher standard than the other party in the interpretation or enforcement of this Contract as a whole or any portion hereof based on drafting responsibility.

IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed as of the date and the year first above written.

OTE BM LTD.	DCO Bahamas, LTD.

By: Jeremy P. Feakins	By: Frank E. DiCola
Name: Jeremy P. Feakins	Name: Frank E. DiCola
Title: President	Title: CEO

EXHIBIT LIST

Exhibit A                     Statement of Work
Exhibit B                      Memorandum of Understanding [TBD]
Exhibit C                      Schedule of Permits and Government Approvals
Exhibit D                      Schedule of Values
Exhibit E                      Cancellation Schedule
Exhibit F                      Milestone Schedule
Exhibit G                      Form of Change in the Work
Exhibit H                      Form of Performance Bond
Exhibit I                       Form of Conditional Waiver and Release
Exhibit J                       Form of Unconditional Waiver and Release upon Final Payment
Exhibit K                      Form of Contractor’s Invoice
Exhibit L                      [TBD]
Exhibit M                    Testing Protocol Requirements
Exhibit N                     Form of Certificate of Mechanical Completion
Exhibit O                     Form of Certificate of Substantial Completion
Exhibit P                      Form of Certificate of Final Completion
Exhibit Q                     Form of Independent Engineer Agreement

EXHIBIT A
STATEMENT OF WORK

1.0          Project Description

2.0          Design Criteria
2.1           Codes and Standards
2.2           Equipment Design Criteria
2.3           Owner Specified Inlet Conditions
2.4           Guarantee Point

3.0          Basis of Design
3.1           Mechanical Equipment
3.2           Site Preparation and Foundations
3.3           Piping Systems
3.4           Discharge Facilities
3.5           Electrical
3.6           Controls

4.0          System Descriptions
4.1           Seawater District Cooling
4.2           S&W Chilled Water Distribution

5.0          Points of Interconnection
5.1           Electrical
5.2           Chilled Water

Attachment A: Diagrams and General Arrangements
1.             Process Diagrams
2.             Electrical One-lines
3.             Control System Architecture
4.             Typical Thermal Metering Stations
5.             Long Cay Conceptual Site Plan
6.             Baha Mar CUP Site Plan
7.             Pipe Routing

1.0          Project Description

The Baha Mar Seawater District Cooling (SDC) Facility will be owned and operated by OTE BM LTD (OTE) and serve the Baha Mar Resort in Nassau, New Providence Island, The Bahamas. The SDC Facility will utilize deep sea water to provide cooling to the Resort and includes a seawater intake pipe, a pumping station located on Long Cay, a seawater supply pipe, as well as heat exchangers and discharge wells located in or adjacent to the Baha Mar CUP.

The SDC system will be sized to provide 12,000 tons of chilling to the Baha Mar Resort based on a deep ocean water inlet temperature of 41 degrees Fahrenheit. The system will deliver seawater to plate and frame heat exchangers, located in the Baha Mar CUP, to produce chilled water for use by Baha Mar’s facility. The chilled water distribution system for Baha Mar’s facility will be provided by Baha Mar.

Electrical Power for the SDC System will be from the electrical power distribution system within the Baha Mar central utility plant (CUP). Communication for control, operation, status and maintenance of the SDC System will be provided by a fiber optic network and a communication link with the Baha Mar central utility plant’s Building Management System with a tie point within the CUP.

The volume of chilled water produced by the SDC System heat exchangers includes the amount for the Sheraton and Wyndham hotels located adjacent to the Baha Mar Resort. This chilled water will be conveyed using a distribution system connected to the Baha Mar chilled water system supply and return lines.

The distribution system will include the necessary piping, control valves, instrumentation and electrical equipment. The control and monitoring of the Sheraton and Wyndham Chilled Water Distribution (S&W CWD) system shall be by Baha Mar’s Building Management System.

New chilled water booster pumps, if required, will be located in the Sheraton hotel and powered from the Sheraton electrical distribution system. Communication for control, operation, status and maintenance of the S&W CWD will be provided by a fiber optic network and a communication link between the control and monitoring panel, the Baha Mar central utility plant’s Building Management System, and the Building Management Systems at the Sheraton and the Wyndham hotels.

2.0          Design Criteria

2.1
Baha Mar SDC and S&W CWD shall be designed and constructed in accordance with the following list of codes and standards. The codes and standards shall be the latest editions in effect as of the contract execution date.

In the event these codes and standards are subsequently modified by their issuing agency, then any resulting additional cost, project delays, changes in performance guarantees, etc., shall be considered a change in the work scope.

ACI	American Concrete Institute
AGMA	American Gear Manufacturers Association
AISC	American Institute of Steel Construction
AISI	American Iron and Steel Institute
ASCE	American Society of Civil Engineers
ANSI	American National Standards Institute
ASTM	American Society of Testing and Materials
ASME	American Society of Mechanical Engineers
AWS	American Welding Society
EIA	Electronic Industries Association RS232-C/RS422, RS485 Communications Protocols
FM	Factory Mutual
HI	Hydraulic Institute
IEEE	Institute of Electrical & Electronics Engineers
ICEA	Insulated Cable Engineers Association
ISA	Instrument Society of America
IBC	International Building Code
NEC	National Electric Code
NEMA	National Electrical Manufacturers Association

NFPA	National Fire Protection Association
OSHA	Occupational Safety and Health Act
SAMA	Scientific Apparatus Makers Association
SSPC	Steel Structures Painting Council
UL	Underwriters Laboratories

2.2	Equipment Design Criteria

Site Elevation	15	Ft ASL
Maximum Ambient Temperature	90	°F
Average Ambient Temperature	77	°F
Minimum Ambient Temperature	60	°F
Wet Bulb Temperature	80	°F
Hurricane Design Category	CAT 3	CAT 5
	(Operation)	(Structural)
Night Time Noise Level at Nearest
Residential Boundary	(To Local	dbA
	Standards)

2.3	Owner Specified Inlet Conditions

Temperature	41 °F
Depth	-3281 ft
Length of Intake Pipe from Equalization Manhole	13,600 ft

2.4	Guarantee Point:

Chilled Water Supply Temperature*	44.1	°F
Chilled Water Delta T	14	°F
Chilled Water Flow Rate	20,580	gpm
Cooling Capacity	12,000	tons

*The supply temperature and tonnage are based the owners ability to provide 41 °F seawater at the seawater intake piping inlet and the specified chilled water delta T and flow rate.

Guarantee point is located at the Thermal Metering Station to be provided in the Baha Mar CUP.

3.0          Basis of Design

3.1           Mechanical Equipment

The pumping station will be located on Long Cay and will contain a common equalizing manhole with integral fish screen and a sump for each of the 3 x 50% vertical turbine pumps rated at 12,000 GPM and all electrical and mechanical auxiliary equipment and systems required to deliver the seawater to the 4 x 33% plate and frame heat exchangers located in Baha Mar’s CUP. New S&W CWD chilled water booster pumps located in the Sheraton Hotel will be provided, if required.

3.2           Site Preparation and Foundations

The pumping station structure will house all mechanical, electrical, and instrumentation equipment associated with the functioning of the pump station. The structure foundation will be constructed of reinforced concrete spread footings with associated excavation performed with a 50,000 pound excavator. Final design requirements are subject to the geotechnical and geophysical studies being undertaken by the Owner.

The balance of equipment, including heat exchangers and booster pumps will be located in the existing Baha Mar CUP and Sheraton hotel respectively, and shall be mounted on interior concrete mat foundations or structural steel as required by the vendor.

3.3           Piping Systems

The Seawater Intake Pipe will consist of 13,600 feet of HDPE pipe that extends from the pumping station on Long Cay into the Atlantic Ocean. The first 2,000 linear feet of pipe will be buried in the ocean floor using cut and cover methods.

Sea water supply will be conveyed from the Long Cay pump station to the Baha Mar Central Utility Plant (CUP) via a non insulated HDPE pipeline. The first 8,500 linear feet of this line will cross Goodman’s Bay in friable limestone overlaid with three feet of sand. This pipe segment will land on Cable Beach through an easement obtained by the Owner. The land side pipe will continue 6,050 linear feet adjacent to existing and newly constructed roads to the CUP. With the exception of one segment of the landside pipe, the sea water supply pipe will be installed by cut and cover methods with a nominal three foot of cover utilizing an excavator weighing 50,000 lbs. One segment crossing the newly realigned West Bay Drive will be installed utilizing jack and bore methods to avoid disturbing recently installed pavement and utilities.

Underground portions of the chilled water supply and return lines for the Sheraton and Wyndham will be insulated HDPE pipe.

The final routing and any special provisions to install the pipelines and discharge facilities is subject to environmental, bathymetric, geotechnical, geophysical or metocean conditions and regulatory requirements to be determined by Owner. Those studies and approvals will assist in determining the final scope required to provide the inlet temperature, pipe routing and other operating parameters identified in the Design Criteria above.

3.4           Discharge Facilities

All pumped seawater will be discharged into the ground via a maximum of five (5) discharge wells located on Baha Mar property adjacent to the CUP. The wells will be utilized to discharge a total of 24,000 gallons per minute via gravity flow. The individual and total discharge capacity of the wells will be verified by the geotechnical and geophysical surveys conducted for the project.

3.5           Electrical

The electrical power distribution system will consist of an On-Shore system and an Off-Shore system. Both systems will be served from electrical power systems that are provided with backup power generation provided by Baha Mar thereby assuring continuity of service and are located in the CUP.

The On-Shore electrical system will serve all SDC equipment that will be located within the CUP. Baha Mar will install dedicated 480 Volt circuit breakers at selected 480 Volt distribution switchboards within the CUP. These circuit breakers will then power the SDC motor control center that would serve all the electrical equipment required within the CUP.
The Off-Shore electrical system will serve all SDC equipment that will be located at the Long Cay pump house. Baha Mar will install two dedicated 11 kV circuit breakers at the main 11 kV switchgear within the CUP. Each circuit breaker will be provided on a separate bus to provide a redundant power source (Bus A -Bus B) for the pump house. The landside portion of power cabling from the CUP to the pump house will be installed in underground duct banks and follow the routing of the sea water supply piping. The crossing at Goodman’s Bay will utilize submarine type power cables with an integral core of fiber optic cable for communications. One and a half foot (1.5’) nominal cover will be provided on the submarine cables.

The power cabling will terminate in the 11 kV switchgear at the pump house. Individual power disconnects will provide power to the required transformers, variable speed drives and motor control center that would serve the main pumps and all the required auxiliary equipment within the pump house.

The electrical service for the S&W CWD systems shall be taken from the respective Sheraton and Wyndham 480 Volt electrical distribution systems.

3.6           Controls

The SDC System will utilize an industrial digital control system and field devices. The control system will incorporate programmable logic controllers (PLCs) and distribution panel controllers (DPC).

The system will be capable of trending performance and storing historical data in a retrievable format. The control system hardware will be selected to allow for isolated control system inputs and outputs and redundant controllers and power supplies in critical areas to maximize control system availability.

The control system shall have the ability to monitor and operate the cooling plant from a central location. The system will constantly balance the loop as load requirements change.

As the load increases or decreases, the system will adjust the flow at each heat exchanger to maintain the optimum pressure and temperature to achieve the highest level of efficiency.

Communication for control, operation, status and maintenance of the S&W CWD will be provided by a fiber optic network and a communication link between the control and monitoring panel, the Baha Mar central utility plant’s Building Management System, and the Building Management Systems at the Sheraton and the Wyndham hotels.

4.0          System Descriptions

4.1	Seawater District Cooling
Cold seawater will be drawn from the ocean bottom and delivered to the pump house intake where it will be pumped to the plate and frame heat exchangers located in Baha Mar’s CUP to produce chilled water. The pump house intake will consist of an equalizing manhole, fish screen and sump for each of the three pumps. The seawater pumps will be provided with VFDs for startup and shutdown, but will otherwise be operated at constant speed. A pipeline will be installed to convey the cold seawater to the titanium plate and frame heat exchangers. The seawater will then be discharged into a series of disposal wells adjacent to the Baha Mar CUP. A Plant Control System will be provided to control and monitor the SDC equipment.

4.2	S&W Chilled Water Distribution

The Sheraton and Wyndham Chilled Water Distribution System will consist of associated piping, electrical equipment and controls. The system will deliver chilled water from the Baha Mar’s chilled water system to the existing Sheraton and Wyndham facilities. Baha Mar will be responsible for upgrading their distribution piping and pumping infrastructure to accommodate the S&W CWD system.

5.0          Points of Interconnection

5.1	Electrical

The Electrical Point of Interconnection is a connection to two dedicated 11 kV circuit breakers at the main 11 kV switchgear within the CUP. Baha Mar will provide dedicated 480 Volt circuit breakers at selected 480 Volt distribution switchboards within the CUP. The One Line Diagram drawing shows the configuration of the electrical equipment for the plant.

The Electrical Point of Interconnection for the S&W CWD System will be at the respective Sheraton and Wyndham 480 Volt electrical distribution systems.

5.2	Chilled Water (CHW)

CHW interconnection points are at the chilled water supply and return connections on the plate and frame heat exchangers. The thermal metering station will be installed on Baha Mar’s chilled water supply and return lines. The contract guarantee point for all cooling provided by the Baha Mar SDC Facility (inclusive of volumes to Sheraton and Wyndham) will be based on temperatures and flow rate as measured at the thermal metering station at the Baha Mar CUP.

CHW interconnection for the S&W CWD System will be at the closest point in Baha Mar’s chilled water distribution system supply and return lines to the hotels. The point of interconnection for the Sheraton hotel will be in the underground supply and return lines adjacent to the existing chiller plant, and a thermal bridge will be provided in the existing CHW return lines at the Wyndham hotel.

DIAGRAMS AND FLOWCHARTS OMITTED